Exhibit 2.1

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG

UNION STREET ACQUISITION CORP.,

RAZOR BUSINESS STRATEGY CONSULTANTS LLC,

AND

THE MEMBERS OF RAZOR BUSINESS STRATEGY

CONSULTANTS LLC

DATED AS OF FEBRUARY 26, 2008

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2.24	Governmental Actions/Filings	27
2.25	Interested Party Transactions	27
2.26	Proxy Statement	28
2.27	Bank Accounts	28
2.28	Powers of Attorney	28
2.29	Representations and Warranties Complete	28

ARTICLE III REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLERS		29
3.1	Authorization	29
3.2	The Membership Interests	29
3.3	Consents and Filings	29
3.4	Noncontravention	29
3.5	No Legal Proceedings	29
3.6	Receipt of Stock Consideration for Seller’s Own Account	29
3.7	Accredited Investor	29
3.8	Disclosure of Information	30
3.9	Restricted Securities	30
3.10	Legends	30

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER		30
4.1	Organization and Qualification	30
4.2	Authority Relative to this Agreement	31
4.3	No Conflict; Required Filings and Consents	31
4.4	SEC Filings; Financial Statements	31
4.5	Litigation	32
4.6	Brokers	32
4.7	Board Approval	32
4.8	Trust Fund	32
4.9	Purchase for Investment	33
4.10	Valid Issuance of Buyer Common Stock	33
4.11	Representations and Warranties Complete	33

ARTICLE V CONDUCT PRIOR TO THE CLOSING		33
5.1	Conduct of Business by Company and Buyer.:	33
5.2	Guarantees	36

ARTICLE VI ADDITIONAL AGREEMENTS		37
6.1	Proxy Statement; Buyer Stockholders’ Meeting	37

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6.2	Other Actions	38
6.3	Required Information	39
6.4	Confidentiality; Access to Information	39
6.5	Public Disclosure	40
6.6	Reasonable Efforts	41
6.7	No Securities Transactions	41
6.8	No Claim Against Trust Fund	41
6.9	Disclosure of Certain Matters	42
6.10	No Solicitation	42
6.11	Noncompetition	42
6.12	Tax Matters	44
6.13	Sellers and Buyer Actions	45
6.14	Financing	45
6.15	Restricted Stock	48

ARTICLE VII CONDITIONS TO THE ACQUISITION		46
7.1	Conditions to Obligations of Each Party to Consummate the Acquisition	46
7.2	Additional Conditions to Obligations of Sellers	47
7.3	Additional Conditions to the Obligations of Buyer	48

ARTICLE VIII INDEMNIFICATION		50
8.1	Indemnification for Buyer’s Benefit	50
8.2	Indemnification for Seller’s Benefit	51
8.3	Indemnification of Third Party Claims	51
8.4	Priority of Indemnification and Insurance Effect	53
8.5	Limitations on Indemnification	53
8.6	Exclusive Remedy	54

ARTICLE IX TERMINATION		54
9.1	Termination	54
9.2	Notice of Termination; Effect of Termination	55
9.3	Fees and Expenses	56

ARTICLE X DEFINED TERMS		56

ARTICLE XI GENERAL PROVISIONS		60
11.1	Notices	60
11.2	Interpretation	61
11.3	Counterparts; Facsimile Signatures	63

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11.4	Entire Agreement; Third Party Beneficiaries	64
11.5	Severability	64
11.6	Other Remedies; Specific Performance	64
11.7	Governing Law	64
11.8	Rules of Construction	64
11.9	Assignment	64
11.10	Amendment	65
11.11	Extension; Waiver	65

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of February 26, 2008, by and among Union Street Acquisition Corp., a Delaware corporation, or its designee (“Buyer”), Razor Business Strategy Consultants LLC, a Texas limited liability company (the “Company”), the undersigned members of the Company (each, a “Seller” and collectively, the “Sellers”) and the Representatives (as defined in Section 1.4), solely in their capacity as Representatives to acknowledge their duties and obligations related to the same.

R E C I T A L S

WHEREAS, Sellers own, in the aggregate, 100% of the membership interests in the Company (collectively, the “Membership Interests”), with each Seller individually owning the percentage of Membership Interests set forth on Schedule A; and

WHEREAS, Sellers desire to sell the Membership Interests to Buyer, and Buyer desires to purchase the Membership Interests from Sellers, in each case upon the terms and subject to the conditions set forth in this Agreement (the purchase and sale of the Membership Interests is referred to in this Agreement as the “Acquisition”); and

WHEREAS, the Board of Directors of the Buyer has unanimously (i) determined that the Acquisition is fair to, and in the best interests of, Buyer and its stockholders, (ii) approved this Agreement, the Acquisition, the Escrow Agreement and the other transactions contemplated by this Agreement and (iii) determined to recommend that the stockholders of Buyer adopt and approve this Agreement, the Escrow Agreement and the other transactions contemplated by this Agreement, and approve the Acquisition.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows (defined terms used in this Agreement are listed alphabetically in Article X, together with the Section and, if applicable, paragraph number in which the definition of each such term is located):

ARTICLE I

PURCHASE AND SALE

1.1 Purchase and Sale of the Membership Interests.

(a) At the Closing (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement, Sellers agree to sell, transfer, assign and deliver to Buyer, and Buyer agrees to purchase from Sellers, the Membership Interests free and clear of all Liens.

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(b) Subject to the terms and conditions set forth herein, the aggregate purchase price to be paid to the Sellers for the Membership Interests is $30,000,000 (the “Purchase Price”), which shall consist of the following:

(i) $20,000,000 in cash (the “Cash Consideration”); and

(ii) 1,315,789 shares of common stock of Buyer, par value $0.0001 per share (“Buyer Common Stock”), which shall equal approximately $10,000,000, calculated based on a fixed price of $7.60 per share (as equitably adjusted to appropriately reflect the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Buyer Common Stock occurring on or after the date hereof and prior to the Closing Date) (the “Stock Consideration”), of which 394,736 shares shall be placed in escrow as provided in Section 1.7.

The Purchase Price shall be paid as provided in Section 1.3 and shall be subject to adjustment as provided below and in Section 1.6.

(c) The Cash Consideration shall be reduced on a dollar for dollar basis to account for any Indebtedness of the Company existing at the time of the Closing.

(d) The parties acknowledge the Razor Business Strategy Consultants, LLC Bonus Plan (“Razor Bonus Plan”), to be adopted by the Company prior to Closing, pursuant to which certain employees of the Company are entitled to receive bonus compensation aggregating 65,790 shares of Buyer Common Stock and $265,000 in cash. At the Closing, Buyer shall deliver stock and cash to such employees in satisfaction of the Company’s obligation under said Plan. Correspondingly, the Stock Consideration otherwise payable at Closing for the Membership Interests shall be reduced by 65,790 shares and the Cash Consideration otherwise payable at Closing shall be reduced by $265,000, said reductions apportioned among the Sellers as set forth in the Plan. Any withholding taxes required to be withheld from payments made to employees shall reduce the cash payable to the respective employees and shall be retained by Buyer for use in satisfying the Company’s withholding obligations.

1.2 Closing Date. The closing of the Acquisition (the “Closing”) shall take place at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (“Mintz Levin”), counsel to Buyer, at 666 Third Avenue, New York, New York 10017, at a time and date to be specified by the parties, which shall be no later than the second Business Day after the satisfaction or waiver of the conditions set forth in Article VII, or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”). Closing signatures may be transmitted by facsimile.

1.3 Transactions to be Effected at the Closing.

(a) At the Closing Buyer shall deliver, or cause to be delivered:

(i) to each Seller, in the amounts as set forth on Schedule A, such Seller’s Cash Consideration in immediately available funds by wire transfer to an account designated by such Seller to Buyer in writing no later than three Business Days prior to the Closing Date;

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(ii) to each Seller, duly executed stock certificates representing each Seller’s Stock Consideration, in the amounts as set forth on Schedule A;

(iii) duly executed employment agreements, substantially in the form of Exhibit A, for each of David Kirwan and Thomas Cole;

(iv) to SunTrust Bank as escrow agent (the “Escrow Agent”), under an escrow agreement to be entered into at Closing, by and among Buyer, the Representatives (as defined in Section 1.4) and the Escrow Agent, substantially in the form of Exhibit B attached hereto (the “Escrow Agreement”), duly executed stock certificates representing 394,736 shares of Buyer Common Stock to be held by the Escrow Agent in accordance with the terms and conditions of the Escrow Agreement, as provided in Section 1.7; and

(v) all other documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to this Agreement.

(b) At the Closing Sellers shall deliver, or cause to be delivered to Buyer:

(i) receipt for the payment of each Seller’s cash consideration;

(ii) duly executed employment agreements, substantially in the form of Exhibit A, for each of David Kirwan and Thomas Cole;

(iii) certificates, if any, representing each Seller’s Membership Interests, together with signed stock powers evidencing the sale of each Seller’s Membership Interests to Buyer, and such other documents or instruments of transfer, if any, in such form as shall be necessary or appropriate to vest in the Buyer good and marketable title to each Seller’s Membership Interests; and

(iv) all other documents, instruments or certificates required to be delivered by Seller at or prior to the Closing pursuant to this Agreement.

1.4 Sellers’ Representatives.

(a) In order to administer efficiently (i) the implementation of the Agreement on behalf of the Sellers and (ii) the settlement of any dispute with respect to this Agreement or the Escrow Agreement, the Company and the Sellers hereby designate David Kirwan and Thomas Cole as the Sellers’ representatives (the “Representatives”), and authorize the Representatives to enter into the Escrow Agreement on their behalf in accordance with the terms and conditions of this Agreement.

(b) From and after the Closing, the Company and the Sellers hereby authorize the Representatives (i) to take all action necessary in connection with the implementation of the Agreement on behalf of the Sellers or the settlement of any dispute, including, without limitation, with regard to matters pertaining to the indemnification provisions of this Agreement and the Escrow Agreement, (ii) to give and receive all notices required to be given under the Agreement and the Escrow Agreement and (iii) to take any and all additional action as is contemplated to be taken by or on behalf of the Sellers by the terms of this Agreement and the Escrow Agreement.

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(c) In the event that both Representatives die, become legally incapacitated or resign from such position, another individual designated by the Sellers, who shall be identified to Buyer as soon as practicable, shall fill such vacancy and shall be deemed to be the Representative for all purposes of this Agreement; provided, however, that no change in the Representative shall be effective until Buyer is given written notice of such change by the Sellers.

(d) All decisions and actions by the Representatives as provided in this Section 1.4 or under the Escrow Agreement shall be binding upon all of the Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same.

(e) By their execution and/or approval of this Agreement and the Acquisition, Company and the Sellers agree that:

(i) Buyer shall be able to rely conclusively on the instructions and decisions of the Representatives as to any actions required or permitted to be taken by the Sellers or the Representatives hereunder and under the Escrow Agreement, and no party hereunder shall have any cause of action against Buyer for any action taken by Buyer in reasonable reliance upon the instructions or decisions of the Representatives;

(ii) all actions, decisions and instructions of the Representatives shall be conclusive and binding upon all of the Sellers and no Seller shall have any cause of action against the Representatives for any action taken, decision made or instruction given by the Representatives under this Agreement or the Escrow Agreement, except for fraud or willful breach of this Agreement by the Representatives; and

(iii) the provisions of this Section 1.4 are independent and severable, shall constitute an irrevocable power of attorney, coupled with an interest and surviving death, granted by the Company and the Sellers to the Representatives and shall be binding upon the executors, heirs, legal representatives and successors of each member of the Company.

(f) All fees and expenses incurred by the Representatives shall be paid by the Sellers severally to the extent of their pro rata interest in the aggregate of the Purchase Price.

(g) In taking any action hereunder and under the Escrow Agreement, the Representatives shall be protected in relying upon any notice, paper or other document reasonably believed by it to be genuine, or upon any evidence reasonably deemed by it, in its good faith judgment, to be sufficient; provided, however, that the Representatives shall not waive any rights with respect to any individual Seller’s interest(s) if such waiver would have the effect of disproportionately and adversely affecting such individual Seller as compared to the interests of the other Sellers, without the prior consent of two thirds of the Sellers based on their membership interest immediately prior to the Closing. The Representatives shall not be liable to Buyer or the Sellers for any act performed or omitted to be performed by it in the good faith exercise of its duties and shall be liable only in the case of bad faith or willful misconduct or

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gross negligence. The Representatives may consult with counsel in connection with its duties hereunder and shall be fully protected in any act taken, suffered or permitted by it in good faith in accordance with the advice of counsel. The Representatives shall not be responsible for determining or verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement. The Representatives may be replaced at any time by affirmative vote or written consent of two thirds of the Sellers based on their membership interest immediately prior to the Closing.

1.5 Closing Working Capital.

(a) Within 75 days after the Closing Date, Buyer will prepare, or cause to be prepared, and deliver to the Representatives an unaudited Closing Working Capital Statement (the “Closing Working Capital Statement”), which shall set forth Buyer’s calculation of Working Capital as of the Closing Date (“Closing Working Capital”). The Closing Working Capital Statement shall be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a basis substantially consistent with those used in the preparation of the Balance Sheet and will include the accounts identified on Schedule 1.5. In determining Closing Working Capital, the amount will be adjusted to account for the difference between the 2008 budgeted capital expenditures through the Closing Date detailed on Schedule 1.5(a) (the “Budgeted Capital Expenditures”), and the actual capital expenditures made with respect to the items detailed on Schedule 1.5(a) through the Closing Date (the “Actual Capital Expenditures”). To the extent the amount of the Budgeted Capital Expenditures exceeds the Actual Capital Expenditures incurred, the Closing Working Capital will be reduced in accordance with this Section 1.5(a). To the extent the Actual Capital Expenditures incurred exceeds the amount of Budgeted Capital Expenditures, and such excess is approved in writing by Buyer, then the Closing Working Capital will be increased in accordance with this Section 1.5(a).

(b) Upon receipt from Buyer, the Representatives shall have 45 days to review the Closing Working Capital Statement (the “Review Period”). If Sellers disagree with Buyer’s computation of Closing Working Capital, the Representatives may, on or prior to the last day of the Review Period, deliver a notice to Buyer (the “Notice of Objection”), which sets forth its objections to Buyer’s calculation of Closing Working Capital. Any Notice of Objection shall specify those items or amounts with which Sellers disagree, together with a detailed written explanation of the reasons for disagreement with each such item or amount, and shall set forth the Representatives’ calculation of Closing Working Capital based on such objections. To the extent not set forth in the Notice of Objection, Sellers shall be deemed to have agreed with Buyer’s calculation of all other items and amounts contained in the Closing Working Capital Statement.

(c) Unless the Representatives deliver the Notice of Objection to Buyer within the Review Period, Sellers shall be deemed to have accepted Buyer’s calculation of Closing Working Capital and the Closing Working Capital Statement shall be final, conclusive and binding. If the Representatives deliver the Notice of Objection to Buyer within the Review Period, Buyer and the Representatives shall, during the 45 days following such delivery or any mutually agreed extension thereof, use their commercially reasonable efforts to reach agreement on the disputed items and amounts in order to determine the amount of Closing Working Capital.

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If, at the end of such period or any mutually agreed extension thereof, Buyer and the Representatives are unable to resolve their disagreements, they shall jointly retain and refer their disagreements to Grant Thornton LLP (or, if such firm shall decline or is unable to act, or has a material relationship with Buyer or Sellers or any of their respective Affiliates or any other material conflict of interest) another nationally recognized independent accounting firm mutually acceptable to Buyer and the Representatives (the “Independent Expert”). The parties shall instruct the Independent Expert promptly to review this Section 1.5 and to determine solely with respect to the disputed items and amounts so submitted whether and to what extent, if any, the Closing Working Capital set forth in the Closing Working Capital Statement requires adjustment. The Independent Expert shall base its determination solely on written submissions by Buyer and the Representatives and not on an independent review. Buyer and Sellers shall make available to the Independent Expert all relevant books and records and other items reasonably requested by the Independent Expert. As promptly as practicable but in no event later than 45 days after its retention, the Independent Expert shall deliver to Buyer and the Representatives a report which sets forth its resolution of the disputed items and amounts and its calculation of Closing Working Capital; provided that in no event shall Closing Working Capital as determined by the Independent Expert be less than Buyer’s calculation of Closing Working Capital set forth in the Closing Working Capital Statement nor more than the Representatives’ calculation of Closing Working Capital set forth in the Notice of Objection. The decision of the Independent Expert shall be final, conclusive and binding on the parties. The costs and expenses of the Independent Expert shall be borne by the party that has the greatest differential from the binding Independent Expert decision.

1.6 Adjustment of Purchase Price. (a) “Final Working Capital” means the Closing Working Capital (i) as shown in the Closing Working Capital Statement delivered by Buyer to the Representatives pursuant to Section 1.5(a), if no Notice of Objection with respect thereto is timely delivered by the Representatives to Buyer pursuant to Section 1.5(b); or (ii) if a Notice of Objection is so delivered, (A) as agreed by Buyer and Sellers pursuant to Section 1.5(c) or (B) in the absence of such agreement, as shown in the Independent Expert’s calculation delivered pursuant to Section 1.5(c). If Final Working Capital is less than $1,350,000, Sellers shall pay to Buyer, as an adjustment to the Purchase Price, in the manner and with interest as provided in Section 1.6(b), an amount equal to the difference between $1,350,000 and Final Working Capital (the “Deficit Amount”). If Final Working Capital exceeds $1,350,000, Buyer shall pay to Sellers, in the manner and with interest as provided in Section 1.6(b), an amount equal to the difference between Final Working Capital and $1,350,000 (the “Excess Amount”), in proportion to each Seller’s membership interest immediately prior to the Closing.

(b) Within three Business Days after Final Working Capital has been finally determined pursuant to Section 1.5, (i) if there is a Deficit Amount, Sellers shall pay to Buyer, in proportion to each Seller’s membership interest immediately prior to the Closing, an amount equal to such Deficit Amount, together with interest calculated as set forth below, and (ii) if there is an Excess Amount, Buyer shall pay to Sellers, in proportion to each Seller’s membership interest immediately prior to the Closing, an amount equal to such Excess Amount, together with interest calculated as set forth below. Any such payment shall be made by wire transfer of immediately available funds to an account designated in writing by Buyer or Sellers, as the case may be, at least one Business Day prior to such transfer. The amount of any payment to be made pursuant to this Section 1.6 shall bear interest from and

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including the Closing Date to but excluding the date of payment at a rate per annum equal to the federal funds rate as published by the Wall Street Journal in effect from time to time during the period from the Closing Date to the date of payment. Such interest shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding.

(c) Any rights accruing to a party under this Section 1.6 shall be in addition to and independent of the rights to indemnification under Article VIII and any payments made to any party under this Section 1.6 shall not be subject to the terms of Article VIII.

1.7 Escrow. At the Closing Buyer shall deposit in escrow, to be held during the period ending 45 days immediately following the first date of filing of Buyer’s Annual Report on Form 10-K, which audited financial statements include the financial statements of the Company on a consolidated basis (“Escrow Period”), 394,736 shares of Buyer Common Stock from the Stock Consideration to be received by Sellers as a result of the Acquisition (the “Escrow Amount”), which such shares shall be allocated to the Sellers in accordance with the terms and conditions of the Escrow Agreement. Subject to Article VIII, on the first business day following the conclusion of the Escrow Period, the Escrow Agent shall deliver the Escrow Amount, less any amount applied in satisfaction of a claim for indemnification and any amount then in dispute related to the indemnification obligations set forth in Article VIII, to the Sellers. The remaining Escrow Amount, to the extent not applied in satisfaction of a claim for indemnification, will be distributed to Sellers promptly upon resolution of the dispute or claim.

ARTICLE II

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

A. Subject to the exceptions set forth in the schedules attached hereto (the “Company Schedule”), the Company and the Sellers jointly and severally represent and warrant to Buyer, as follows (as used in this Article II and elsewhere in this Agreement, the term “Company” includes the Subsidiaries, as hereinafter defined, unless the context clearly otherwise indicates):

2.1 Organization and Qualification. (a) The Company is a limited liability company duly organized, validly existing and in good standing under the laws of Texas and has the requisite limited liability company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by the Company to be conducted. The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by Sellers or the Company to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Complete and correct copies of the articles of organization and limited liability regulations (or other comparable governing instruments with different names) (collectively referred to herein as “Charter Documents”) of the Company, as amended and currently in effect, have been heretofore delivered to Buyer or Buyer’s counsel. The Company is not in violation of any of the provisions of its Charter Documents.

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(b) The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Each jurisdiction in which the Company is so qualified or licensed is listed in Schedule 2.1.

(c) The minute books of the Company contain records of all meetings and consents in lieu of meetings of its managers (and any committees thereof), similar governing bodies and members (“Company Records”) since January 1, 2003 which are true, complete and accurate in all material respects. Copies of such Company Records of the Company have been heretofore made available to Buyer or Buyer’s counsel.

(d) The membership interest transfer, warrant and option transfer and ownership records of the Company contain true, complete and accurate records of the securities ownership as of the date of such records and the transfers involving the membership interests and other securities of the Company since January 1, 2003. Copies of such records of the Company have been heretofore made available to Buyer or Buyer’s counsel.

2.2 Subsidiary. (a) The Company has only one subsidiary that is listed on Schedule 2.2 (the “Subsidiary”). Except as set forth on Schedule 2.2, the Subsidiary is inactive and has no assets or liabilities. Except for the Subsidiary, the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(b) The Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of organization (as listed on Schedule 2.2) and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by the Company to be conducted. The Subsidiary is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by the Company to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or such Subsidiary. Complete and correct copies of the Charter Documents of each Subsidiary, as amended and currently in effect, have been heretofore delivered to Buyer or Buyer’s counsel. The Subsidiary is not in violation of any of the provisions of its Charter Documents.

(c) The Subsidiary is duly qualified or licensed to do business as a foreign corporation or foreign limited liability company and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its

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activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or the Subsidiary. Each jurisdiction in which Subsidiary is so qualified or licensed is listed in Schedule 2.2.

(d) Except as set forth in Schedule 2.2(d), the minute books of the Subsidiary contain records of all meetings and consents in lieu of meetings of its directors (and any committees thereof), similar governing bodies and shareholders since April 8, 2005, which are true, complete and accurate in all material respects. Copies of the Company Records of the Subsidiary have been heretofore made available to Buyer or Buyer’s counsel.

2.3 Capitalization. (a) The authorized, issued and outstanding membership or percentage interests of the Company consist of membership interests, of which 100% are issued and outstanding and owned by the Sellers as set forth on Schedule A. Neither the Company nor any Seller has any liability relating to membership or percentage interests of the Company owned previously by any third party. Except as set forth in Schedule 2.3(a), each Seller individually represents and warrants that such Seller owns his or her Membership Interests free and clear of all Liens. All such Membership Interests are duly authorized, validly issued, and were issued in compliance with all federal, state and local rules, laws and regulations. The designations, powers preferences, rights, qualifications, limitations and restrictions, if any, in respect of such Membership Interests are set forth in the Company’s Limited Liability Company Regulations (the “LLC Regulations”), a copy of which has been provided to the Buyer, and all such designations, powers, preferences, rights, qualifications, limitations and restrictions are valid, binding and enforceable in accordance with all applicable laws. There are no outstanding warrants, options, rights, agreements, convertible securities, appreciation rights, joint venture, partnership or other commitments of any nature relating to the Membership Interests of the Company. There are no voting trusts or other similar agreements with respect to the voting of any of the Membership Interests.

(b) Except as contemplated by this Agreement and except as set forth in Section 2.3(a) hereof, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any membership interests, partnership interests or similar ownership interests of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

(c) Except as contemplated by this Agreement and except as set forth on Schedule 2.3(c) hereto, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which the Company is a party or by which the Company is bound with respect to any equity security of any class of the Company.

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(d) The authorized and outstanding capital stock of the Subsidiary is set forth in Schedule 2.3(d) hereto. Except as set forth in Schedule 2.3(d), the Company owns all of the outstanding capital stock of the Subsidiary, free and clear of all Liens. There are no outstanding options, warrants or other rights to purchase securities of the Subsidiary.

2.4 Authority Relative to this Agreement. The Company has all necessary limited liability company power and authority to execute and deliver this Agreement and perform its obligations hereunder and to consummate the transactions contemplated hereby (including the Acquisition). The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby (including the Acquisition) have been duly and validly authorized by all necessary action on the part of the Company, and no other proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby pursuant to the Texas Limited Liability Company Act and the terms and conditions of this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

2.5 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company shall not, (i) conflict with or violate the Company’s or Subsidiary’s Charter Documents, (ii) conflict with or violate any Legal Requirements (as defined in Section 11.2(b)), (iii) except as set forth in Schedule 2.5, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or pursuant to, any Company Contracts or (iv) except as set forth in Schedule 2.5, result in the triggering, acceleration or increase of any payment to any Person pursuant to any Company Contract, including any “change in control” or similar provision of any Company Contract, except, with respect to clauses (ii), (iii) or (iv), for any such conflicts, violations, breaches, defaults, triggerings, accelerations, increases or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on the Company.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign governmental entity (a “Governmental Entity”), except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act of 1934, as amended (the “Exchange Act”) or Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which the Company is licensed or qualified to do business, (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse

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Effect on the Company or, after the Closing, the Buyer, or prevent consummation of the Acquisition or otherwise prevent the parties hereto from performing their obligations under this Agreement.

2.6 Compliance. The Company and its Subsidiary have complied with and are not in violation of any Legal Requirements with respect to the conduct of their businesses, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company or the Subsidiary. The Company and its Subsidiary are not in default or violation of any term, condition or provision of any applicable Charter Documents. Except as set forth in Schedule 2.6, no written notice of non-compliance with any Legal Requirements has been received by the Company or its Subsidiary (and the Company has no knowledge of any such notice delivered to any other Person). The Company and its Subsidiary are not in violation of any term of any Company Contract, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company or its Subsidiary.

2.7 Financial Statements. (a) Sellers have provided to Buyer a correct and complete copy of the audited consolidated financial statements (including any related notes thereto) of the Company and its Subsidiary for the fiscal years ended December 31, 2005 and December 31, 2006 (the “Audited Financial Statements”). The Audited Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the financial position of the Company and its Subsidiary at the respective dates thereof and the results of its operations and cash flows for the periods indicated.

(b) Sellers have provided to Buyer a correct and complete copy of the unaudited consolidated financial statements (including, in each case, any related notes thereto) of the Company and its Subsidiary for the quarterly period ended December 31, 2007 (the “Unaudited Financial Statements”). The Unaudited Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and fairly present in all material respects the financial position of the Company and its Subsidiary at the date thereof and the results of its operations and cash flows for the period indicated, except that such statements do not contain notes and are subject to normal adjustments that are not expected to have a Material Adverse Effect on the Company.

(c) Since January 1, 2004, the books of account, minute books, membership interest or stock certificate books and membership interest or stock transfer ledgers and other similar books and records of the Company and its Subsidiaries have been maintained in accordance with good business practice, are complete and correct in all material respects and there have been no material transactions that are required to be set forth therein and which are not so set forth.

(d) Except as otherwise noted in the Audited Financial Statements or the Unaudited Financial Statements, or as set forth in Schedule 2.7(d), the accounts and notes receivable of the Company and its Subsidiaries reflected on the balance sheets included in the

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Audited Financial Statements and the Unaudited Financial Statements (i) arose from bona fide transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally, and by general equitable principles, (iii) are not subject to any valid set-off or counterclaim except to the extent set forth in such balance sheet contained therein, and (iv) except as set forth in Schedule 2.7(d), are not the subject of any actions or proceedings brought by or on behalf of the Company or any of its Subsidiaries.

(e) Significant deficiencies in the financial reporting of the Company and its Subsidiaries which are reasonably likely to materially and adversely affect the ability to record, process, summarize and report financial information, and any fraud whether or not material that involves management or other employees who have a significant role in financial reporting, have been adequately and promptly disclosed to the independent accountants and management of the Company as required by applicable Legal Requirements.

(f) Sellers have provided to Buyer a complete and correct copy of the unaudited balance sheet of the Company as of December 31, 2007. As part of the recording of the purchase of production materials for its customers, the Company records entries to its balance sheet to record the receivable from such customer, as well as the associated liability to its vendor. As of December 31, 2007, all such entries are fully reconciled such that upon closing of all of the projects included in these accounts, the Company will not realize an expense in excess of $50,000.00 to be recognized in the Company’s income statement.

2.8 No Undisclosed Liabilities. Except as set forth in Schedule 2.8 hereto, to the knowledge of Sellers, the Company and its Subsidiary have no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the Unaudited Financial Statements which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company, except: (a) liabilities provided for in or otherwise disclosed in the balance sheet included in the Unaudited Financial Statements, and (b) such liabilities arising in the ordinary course of the Company’s and its Subsidiary’s business since December 31, 2006, none of which would have a Material Adverse Effect on the Company or its Subsidiary.

2.9 Absence of Certain Changes or Events. Except as set forth in Schedule 2.9 hereto or in the Unaudited Financial Statements, or as otherwise provided in this Agreement, since November 30, 2007, there has not been: (a) any Material Adverse Effect on the Company or its Subsidiary, (b) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash or property) in respect of, any of membership interest, or any purchase, redemption or other acquisition by the Company or its Subsidiary of any of the Company’s or its Subsidiary’s membership interests, capital stock or any other securities of the Company or its Subsidiary or any options, warrants, calls or rights to acquire any such shares or other securities, (c) any split, combination or reclassification of any of the Company’s or its Subsidiary’s membership interests, capital stock, (d) any granting by the Company or its Subsidiary of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by the Company or its Subsidiary of any bonus, except for bonuses made in the ordinary course of business

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consistent with past practice, or any granting by the Company or its Subsidiary of any increase in severance or termination pay or any entry by Company or its Subsidiary into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company or its Subsidiary of the nature contemplated hereby, (e) entry by the Company or its Subsidiary into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property (as defined in Section 2.21 hereof) other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by the Company or its Subsidiary with respect to any Governmental Entity, (f) any material change by the Company or its Subsidiary in its accounting methods, principles or practices, (g) any change in the auditors of the Company or its Subsidiary, (h) any issuance of capital stock of the Company or its Subsidiary, (i) any revaluation by the Company or its Subsidiary of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Company or its Subsidiary other than in the ordinary course of business, or (x) any agreement, whether written or oral, to do any of the foregoing.

2.10 Litigation. Except as disclosed in Schedule 2.10 hereto, there are no claims, suits, actions or proceedings pending or to Sellers’ knowledge, threatened against the Company or its Subsidiary, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on the Company or its Subsidiary or have a Material Adverse Effect on the ability of the parties hereto to consummate the Acquisition.

2.11 Employee Benefit Plans and Compensation. (a) Definitions. With the exception of the definition of “Affiliate” set forth in this Section 2.11(a) below (which definition shall apply only to this Section 2.11), for purposes of this Agreement, the following terms shall have the following respective meanings:

“Affiliate” shall mean any other person or entity under common control with the Company or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

“Company Employee Plan” shall mean any material plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, membership interests, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has during the six years preceding the Closing Date been maintained, contributed to, or required to be contributed to, by the Company, any of its Subsidiaries or any Affiliate for the benefit of any Employee, or with respect to which the Company, any of its Subsidiaries or any Affiliate has or would reasonably be expected to have any liability or obligation, and any International Employee Plan.

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“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the Treasury Regulations, as defined hereinafter.

“DOL” shall mean the United States Department of Labor.

“Employee” shall mean any current or former employee, consultant, officer, director, or manager of the Company, any of its Subsidiaries or any Affiliate.

“Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, or similar agreement or contract (including, without limitation, any offer letter or any agreement providing for acceleration of company membership interests or stock options, or any other material agreement providing for compensation or benefits) between the Company, any of its Subsidiaries or any Affiliate and any Employee.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

“International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that is maintained by the Company, any of its Subsidiaries or any Affiliate, whether formally or informally or with respect to which the Company, any of its Subsidiaries or any Affiliate will or may have any liability with respect to employees who perform services for the Company, any Subsidiary or any Affiliate outside the United States.

“IRS” shall mean the United States Internal Revenue Service.

“PBGC” shall mean the United States Pension Benefit Guaranty Corporation.

“Pension Plan” shall mean any Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(b) Schedule 2.11(b) hereto sets forth a complete and accurate list of each Company Employee Plan and each Employee Agreement. Neither the Company nor its Subsidiary has made any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Buyer in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement, nor does it have any intention or commitment to do any of the foregoing. Schedule 2.11(b) hereto sets forth a table setting forth the name, position and salary of each employee of the Company and each Subsidiary.

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(c) Documents. The Sellers have provided to Buyer: (i) correct and complete copies of all material documents embodying each Company Employee Plan and each Employee Agreement including, without limitation, all amendments thereto and written interpretations thereof and all related trust documents; (ii) the recent annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, as applicable; (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan that is subject to such requirements; (v) all material written agreements and contracts relating to each Company Employee Plan, including, without limitation, administrative service agreements and group insurance contracts; (vi) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company or its Subsidiary; (vii) all correspondence to or from any governmental agency relating to any Company Employee Plan; (viii) all COBRA forms and related notices; (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (x) all discrimination tests for each Company Employee Plan for the three (3) most recent plan years; (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan, as applicable; and (xii) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan, as applicable.

(d) Employee Plan Compliance. The Company and its Subsidiary has performed in all material respects with the obligations required to be performed by it under, is not in default or violation of, and Sellers have no knowledge of any default or violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms and in compliance with applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code and any trust intended to qualify under Section 501(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code. To the knowledge of the Sellers, no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending or, to the knowledge of Sellers, threatened (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liability to Buyer, the Company, its Subsidiary or any Affiliate (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or, to the knowledge of Sellers, threatened by the IRS, DOL, or any other Governmental Entity with

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respect to any Company Employee Plan. To the knowledge of the Sellers, neither the Company, nor its Subsidiary nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company and its Subsidiary has made or accrued all contributions and other payments required by and due under the terms of each Company Employee Plan.

(e) No Pension Plan. Neither the Company, its Subsidiary nor any Affiliate has, during the six years preceding the Closing Date, maintained, established, sponsored, participated in, or contributed to, any Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code.

(f) No Self-Insured Plan. Neither the Company, its Subsidiary nor any Affiliate has, during the six years preceding the Closing Date, maintained, established sponsored, participated in or contributed to any self-insured “welfare plan” (as defined in Section 3(1) of ERISA) that provides benefits to employees (including, without limitation, any such plan pursuant to which a stop-loss policy or contract applies).

(g) Collectively Bargained, Multiemployer and Multiple-Employer Plan. At no time during the six years preceding the Closing Date has the Company, its Subsidiary or any Affiliate contributed to or been obligated to contribute to any “Multiemployer Plan” as defined in Section 3(37) of ERISA. Neither the Company, its Subsidiary, nor any Affiliate has at any time during the six years preceding the Closing Date maintained, established, sponsored, participated in or contributed to any “multiple employer plan” within the meaning of Section 210(a) of ERISA or to any plan described in Section 413 of the Code.

(h) No Post-Employment Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any material liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any Employee or any dependent of any Employee, except as may be required by COBRA or other applicable statute, and neither the Company nor its Subsidiary has ever represented, promised or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) that such employee(s) or their dependents would be provided with retiree life insurance, retiree health or other retiree employee welfare benefits, except to the extent required by statute.

(i) COBRA; FMLA; HIPAA. The Company, each Subsidiary and each Affiliate has, prior to the Closing, complied in all material respects with the requirements of COBRA, FMLA, HIPAA, the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996, and any similar provisions of state law applicable to its employees. To the knowledge of the Sellers, neither the Company nor its Subsidiary has unsatisfied obligations to any employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage or extension.

(j) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan or Employee Agreement that will or may result in any payment (whether of

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severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits or be deemed a “parachute payment” under Section 280G of the Code with respect to any Employee.

(k) Employment Matters. The Company and its Subsidiary: (i) is in compliance in all material respects with applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, termination of employment, employee safety and wages and hours, and in each case, with respect to Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages, severance pay or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending, threatened or reasonably anticipated against the Company, its Subsidiary, or any of its Employees relating to any Employee, Employee Agreement or Company Employee Plan. There are no pending or to Sellers’ knowledge, threatened or reasonably anticipated claims or actions against Company, its Subsidiary, any Company trustee or any trustee of any Subsidiary under any worker’s compensation policy. To Sellers’ knowledge, no employee of the Company or its Subsidiary has violated any employment contract, nondisclosure agreement, non-competition or non-solicitation agreement by which such employee is bound due to such employee (i) being employed by the Company or its Subsidiary, and (ii) disclosing to the Company or its Subsidiary, or using, trade secrets or proprietary information of any other person or entity. The services provided by each of the Company’s, each Subsidiary’s and their Affiliates’ Employees is terminable at the will of the Company and its Affiliates.

(l) No Interference or Conflict. To the knowledge of Sellers, no member or Employee of the Company or its Subsidiary is obligated under any contract or agreement, subject to any judgment, decree, or order of any court or administrative agency that would interfere with such person’s efforts to promote the interests of the Company or its Subsidiary or that would interfere with the Company’s or its Subsidiary’s business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s or any of its Subsidiary’s business as presently conducted or proposed to be conducted nor any activity of such members or Employees in connection with the carrying on of the Company’s business or any of its Subsidiary’s businesses as presently conducted or currently proposed to be conducted will, to the knowledge of Sellers, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such members or Employees is now bound.

(m) International Employee Plan. Neither the Company, its Subsidiary, nor any Affiliate has an obligation to maintain, establish, sponsor, participate in, be bound by or contribute to any International Employee Plan.

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2.12 Labor Matters. Neither the Company, nor its Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its Subsidiary, nor do Sellers know of any activities or proceedings of any labor union to organize any such employees.

2.13 Restrictions on Business Activities. Except as disclosed in Schedule 2.13 hereto, to Sellers’ knowledge, there is no agreement, commitment, judgment, injunction, order or decree binding upon the Company, its Subsidiary, its assets or to which the Company or its Subsidiary is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or its Subsidiary, any acquisition of property by the Company and its Subsidiary, or the conduct of business by Company or its Subsidiary as currently conducted other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have a Material Adverse Effect on the Company or its Subsidiary.

2.14 Title to Properties; Absence of Liens and Encumbrances. (a) Real Property Owned or Leased by the Company. Schedule 2.14(a) hereto lists each parcel of real property currently owned, leased, subleased or licensed by the Company or its Subsidiary.

(b) Owned Real Property. Set forth in Schedule 2.14(b) hereto is a complete list of all real property and interests in real property owned in fee simple by the Company or its Subsidiary (the “Owned Real Property”). The Company and the Subsidiary of the Company have good and valid fee simple title, free of any Liens, except Permitted Liens, to the Owned Real Property.

(c) Leases. True, correct and complete copies of all leases, subleases or licenses for each parcel of real property currently leased, subleased or licensed by the Company or its Subsidiary (the “Leased Real Property”), together with any assignments, guaranties or amendments thereto (collectively, the “Lease Documents”) have been delivered or made available to Buyer. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, all such current leases, subleases and licenses are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any of its Subsidiaries or, to Sellers’ knowledge, by the other party to such lease, sublease or license.

(d) Liens. Except as disclosed in Schedule 2.14(a) or Schedule 2.14(b) hereto, the Company and each of its Subsidiaries owns or has valid leasehold fee interests in all of their respective properties and assets (other than assets disposed of in the ordinary course of business since December 31, 2006), free and clear of all encumbrances except for defects in title, easements, encroachments, restrictive covenants and similar encumbrances or impediments that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Except as set forth on Schedule 2.14(a) hereto, neither the Company nor any of its Subsidiaries is a party to or obligated under any option, right of first refusal or other contractual right to sell, dispose of or lease any of the Real Property or any portion thereof or interest therein to any Person (other than pursuant to this Agreement). Neither the Company nor

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any of the Subsidiaries is a party to any agreement or option to purchase any real property or interest therein other than options for renewal of Leased Real Property for the benefit of the Company or its applicable Subsidiary.

(e) Entire Interest. Except as set forth in Schedule 2.14(e) hereto, neither the Company nor any of its Subsidiaries has leased or otherwise granted to any Person (other than pursuant to this Agreement) any right to occupy or possess or otherwise encumber any portion of the Real Property other than in the ordinary course of business. Except as set forth in Schedule 2.14(e) hereto, neither the Company nor any of its Subsidiaries has vacated or abandoned any portion of the Real Property or given notice to any third party of their intent to do the same.

(f) Condemnation. Except as set forth on Schedule 2.14(g) hereto, neither the Company nor any applicable Subsidiary of the Company has received written notice of an expropriation or condemnation proceeding pending, threatened or proposed against the Real Property.

2.15 Accounts Receivable. The accounts receivable of the Company and its Subsidiary as set forth on the Interim Balance Sheet or arising since the date thereof are, to the extent not paid in full by the account debtor prior to the date hereof, (a) valid and genuine and have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice, and (b) not subject to valid defenses, set-offs or counterclaims. The allowance for collection losses on the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2007 (the “Interim Balance Sheet”) has been determined in accordance with GAAP consistent with past practice.

2.16 Condition of Tangible Assets. All buildings, plants, leasehold improvements, structures, facilities, equipment and other items of tangible property and assets which are owned, leased or used by the Company or its Subsidiary are structurally sound, are in good operating condition and repair (subject to normal wear and tear given the use and age of such assets), are usable in the regular and ordinary course of business and conform in all material respects to all laws and authorizations relating to their construction, use and operation. No Person other than the Company, the Subsidiary of the Company and holders of Permitted Liens, but solely to the extent of such Permitted Liens, owns, or has any interest in, any equipment or other tangible assets or properties owned, leased or used by the Company or its Subsidiary.

2.17 Suppliers and Customers. Schedule 2.17 sets forth with respect to each of the Company and its Subsidiary (a) each supplier, other than those for which the amount procured is re-billed to the Company’s customer, from whom purchases exceeded $300,000 in the year ended December 31, 2006 or December 31, 2007 or that is otherwise material to the Company or its Subsidiary; (b) each supplier for which the amount procured is re-billed to the Company’s customer, from whom purchases exceeded $2,000,000; (c) each supplier who constitutes a sole source of supply to the Company or its Subsidiary; and (d) with respect to each year ended December 31, 2006 or December 31, 2007 and the one-month period ended January 31, 2008, each customer that has contributed in excess of 4% percent of the Company’s revenues on a consolidated basis for such year or period. The relationships of each of the Company and its Subsidiary with each such supplier and customer are good commercial working relationships.

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No such supplier or customer has canceled or otherwise terminated, or threatened to cancel or otherwise terminate, its relationship with the Company or its Subsidiary. None of Sellers, the Company or the Subsidiary of the Company has received notice that any such supplier or customer may cancel or otherwise materially and adversely modify its relationship with the Company or the Subsidiary of the Company or limit its services, supplies or materials to the Company or the Subsidiary of the Company, either as a result of the Acquisition or otherwise.

2.18 Taxes.

(a) Definitions. For the purposes of this Agreement,

(i) “Tax” or “Taxes” refers to (i) any federal, state, county, local, foreign, or other ad valorem, alternative or add-on minimum, capital stock, communications, custom, disability, duty, employment, environmental, escheat, estimated, excise, franchise, gross income, gross receipts, license, net income, occupation, payroll, premium, profits, property, registration, sales, severance, social security, stamp, transfer, unclaimed property, unemployment, use, utility, value-added, wage, windfall profits, withholding, and other taxes, government fees, or other assessments of any kind whatsoever; (ii) any interest, penalties, additions to tax, or additional amount imposed by any Taxing Authority with respect thereto, whether disputed or not; and (iii) any amount described in clauses (i) or (ii) for which a person is liable by reason of Treasury Regulation § 1.1502-6, as a transferee or successor, or by contract, indemnity, or otherwise.

(ii) “Taxing Authority” means any governmental authority or entity responsible for the administration or imposition of any Tax.

(iii) “Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

(b) Tax Returns and Audits. Except as set forth in Schedule 2.18 hereto:

(i) Throughout its existence, the Company has been a partnership and not been treated as a corporation or association for federal income tax purposes under Treasury Regulations Section 301.7701-2.

(ii) The Company, and the Subsidiary, as applicable, has timely filed all federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes (“Returns”) required to be filed by the Company and its Subsidiary with any Tax authority prior to the date hereof. To Seller’s knowledge, all such Returns are true, correct and complete in all material respects. The Company and its Subsidiary has paid all Taxes shown to be due on such Returns.

(iii) All Taxes that the Company and its Subsidiary are required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(iv) Neither the Company nor its Subsidiary have been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed

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or assessed against the Company or its Subsidiary, nor has the Company or its Subsidiary executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(v) Schedule 2.18 lists all Returns that have been audited by any Taxing Authority. All deficiencies asserted by any Taxing Authority arising from audits have been paid in full. Sellers have delivered to Buyer correct and complete copies of all correspondence, examination reports, statements of deficiency, notices of proposed adjustment, and all responses thereto, relating to any audit. No adjustment relating to any Returns filed by the Company or its Subsidiary have been proposed in writing, formally or informally, by any Tax authority to the Company, its Subsidiary or any representative thereof. To Sellers’ knowledge, no audit or other examination of any Return of the Company or its Subsidiary by any Tax authority is presently in progress. The Company and its Subsidiary has not been notified of any request for such an audit or other examination.

(vi) Neither the Company nor its Subsidiary has liability for any unpaid Taxes which have not been accrued for or reserved on the Company’s balance sheets included in the Audited Financial Statements or the Unaudited Financial Statements, whether asserted or unasserted, contingent or otherwise, which is material to the Company, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of the Company or its Subsidiary in the ordinary course of business.

(vii) Affiliated Groups. Neither the Company nor its Subsidiary has ever been a member of any affiliated, consolidated, combined, or unitary group or participated in any other arrangement whereby any income, revenues, receipts, gains, credits, expenses, or losses were determined or taken into account for Tax purposes with reference to or in conjunction with any income, revenues, receipts, gains, credits, expenses, or losses of any other person.

(viii) Tax Sharing Agreements. Neither the Company nor its Subsidiary is a party to or bound by any Tax sharing or allocation agreement.

(ix) Liability for Others’ Taxes. Neither the Company nor its Subsidiary is presently liable for the Taxes of any other person, including but not limited to: (A) by reason of Treasury Regulation § 1.1502-6; (B) as a transferee or successor; or (C) by contract or indemnity.

(x) Liens. There are no Liens for Taxes upon the Company’s or its Subsidiary’s assets, other than for current Taxes not yet due and payable.

(xi) Tax Jurisdictions. Schedule 2.18 contains a list of all jurisdictions in which the Company and its Subsidiary are or may be subject to any Tax. No Taxing Authority has claimed, asserted, or investigated whether the Company or its Subsidiary is subject to Tax in any other jurisdiction.

(xii) Post-Closing Changes. Neither the Company nor its Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable

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income for any taxable period ending after the Closing Date as a result of any: (A) adjustment pursuant to Section 481 of the Code associated with a change of accounting method that is effective on or before the Closing Date; (B) closing agreement or other agreement with any Taxing Authority executed on or before the Closing Date; or (C) transaction entered into on or before the Closing Date and treated under the installment method, long-term contract method, cash method, or open transaction method of accounting.

(xiii) Letter Rulings. Neither the Company nor its Subsidiary is the subject of any private letter ruling or similar ruling issued by any Taxing Authority.

(xiv) Certain Property. None of the Company’s or its Subsidiary’s assets: (A) is property required to be treated as owned by another person pursuant to former Section 168(f)(8) of the Code; (B) is “tax-exempt use property” within the meaning of Section 168(h) of the Code; or (C) directly or indirectly secures any debt the interest on which is excludable from gross income under Section 103(a) of the Code.

(xv) Reportable Transactions. Neither the Company nor its Subsidiary has participated (within the meaning of Treasury Regulations Section 1.6011-4(c)(3)) in a reportable transaction (within the meaning of Treasury Regulations Section 1.6011-4(b)(1)).

(xvi) Section 280G. Neither the Company nor its Subsidiary has made any payment or incurred any liability, and neither the Company nor its Subsidiary are or will become obligated to make any payment or incur any liability (under any agreement entered into on or before the Closing Date) that would be, separately or in the aggregate an “excess parachute payment” within the meaning of Section 280G of the Code.

(xvii) Incentive Stock Options. Each option designated as an “incentive stock option” on the Company’s or its Subsidiary’s books and records qualifies as an incentive stock option within the meaning of Section 422 of the Code.

(xviii) Section 355. Neither the Company nor its Subsidiary has ever distributed the stock or another person, or had its stock distributed by another person, in a transaction that was intended to be governed in whole or in part by Section 355 of the Code.

(xix) Foreign Persons. Each Seller is not a foreign person within the meaning of Section 1445 and regulations thereunder and, upon request, will provide appropriate certification to this effect.

2.19 Environmental Matters. (a) Except as disclosed in Schedule 2.19 hereto and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect: (i) the Company and its Subsidiary have complied with all applicable Environmental Laws; (ii) the properties currently operated by the Company and its Subsidiary (including soils, groundwater, surface water, buildings or other structures) have not been contaminated with any Hazardous Substances by any action of the Company or its Subsidiary; (iii) the properties formerly owned by the Company and its Subsidiary were not contaminated with Hazardous Substances during the period of ownership or operation by the Company and its Subsidiary; (iv) the Company and its Subsidiary is not subject to any claim for liability for any Hazardous Substance disposal or contamination on any third party property; (v) the Company

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and its Subsidiary has not received any notice, demand, letter, claim or request for information alleging that the Company or its Subsidiary may be in violation of or liable under any Environmental Law; and (vi) the Company and its Subsidiary are not subject to any orders, decrees, injunctions or other similar arrangements with any Governmental Entity or subject to any outstanding obligations under indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

(a) As used in this Agreement, the term “Environmental Law” means any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, or agency requirement relating to: (i) the protection, investigation or restoration of the environment, or natural resources; (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property by any Hazardous Substance.

(b) As used in this Agreement, the term “Hazardous Substance” means any substance that is: (i) listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos, lead, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

(c) The Company and its Subsidiary have obtained all Approvals and have made all material filings and maintained all material data, documentation and records required of them for owning and operating the Properties and the Leased Real Property under applicable Environmental Law, and all such Approvals and filings remain in full force and effect.

(d) There are no pending or, to the knowledge of Sellers, threatened claims, demands, actions, administrative proceedings, lawsuits or inquiries relating to (i) the Properties and the Leased Real Property under Environmental Law, or (ii) the restoration, remediation or reclamation of any Properties or Leased Real Property, except in either case as set forth on Schedule 2.19.

(e) Except as set forth on Schedule 2.19, there are no environmental investigations, studies or audits with respect to any of the Properties or Leased Real Property owned or commissioned by, or in the possession of, the Company or any of its Subsidiaries.

2.20 Brokers; Third Party Expenses. Except as set forth in Schedule 2.20 hereto, neither the Company nor its Subsidiary have incurred, nor will they incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby. Except as provided in this Agreement, no shares of common stock, membership interests, options, warrants or other securities of the Company, its Subsidiary or Buyer are payable to any third party by the Company as a result of the Acquisition.

2.21 Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

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“Intellectual Property” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) software and software programs; (v) domain names, uniform resource locators and other names and locators associated with the Internet; (vi) industrial designs and any registrations and applications therefor; (vii) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (collectively, “Trademarks”); (viii) all databases and data collections and all rights therein; (ix) all moral and economic rights of authors and inventors, however denominated, and (x) any similar or equivalent rights to any of the foregoing (as applicable).

“Company Intellectual Property” shall mean any Intellectual Property that is owned by, or exclusively licensed to, Company and its Subsidiary, including software and software programs developed by or exclusively licensed to the Company and to its Subsidiary (specifically excluding any off the shelf or shrink-wrap software).

“Registered Intellectual Property” means all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any private, state, government or other legal authority.

“Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, Company or its Subsidiary.

“Company Products” means all current versions of products or service offerings of Company or its Subsidiary.

(a) Except as disclosed on Schedule 2.21 hereto, no Company Intellectual Property or Company Product is subject to any material proceeding or outstanding decree, order, judgment, contract, license, agreement or stipulation restricting in any manner the use, transfer or licensing thereof by the Company or its Subsidiary, or which may affect the validity, use or enforceability of such Company Intellectual Property or Company Product, which in any such case could reasonably be expected to have a Material Adverse Effect on the Company or its Subsidiary.

(b) Except as disclosed on Schedule 2.21 hereto, the Company and its Subsidiary own and have good and exclusive title to each material item of Company Intellectual Property owned by it free and clear of any liens and encumbrances (excluding non-exclusive licenses and related restrictions granted by it in the ordinary course of business); and the Company and its Subsidiary are the exclusive owners of all material registered Trademarks used in connection with the operation or conduct of the business of the Company including the sale of any products or the provision of any services by the Company or its Subsidiary.

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(c) The operation of the business of the Company and its Subsidiary as such business currently is conducted, including (i) the design, development, manufacture, distribution, reproduction, marketing or sale of the Company Products and (ii) the Company’s or the Subsidiary’s use of any product, device or process has not and does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

2.22 Agreements, Contracts and Commitments. (a) Schedule 2.22 hereto sets forth a complete and accurate list of all Material Company Contracts (as hereinafter defined), other than those for which the amount procured is re-billed to the Company’s customer, to which the Company or its Subsidiary is a party or is subject or by which any of their respective assets are bound. For purposes of this Agreement, (i) the term “Company Contracts” shall mean all contracts, agreements, leases, mortgages, indentures, notes, bonds, licenses, permits, franchises, purchase orders, sales orders, and other understandings, commitments and obligations of any kind, whether written or oral, to which the Company or its Subsidiary is a party or by or to which any of the properties or assets of Company or its Subsidiary may be bound, subject or affected (including without limitation notes or other instruments payable to the Company or its Subsidiary), and (ii) the term “Material Company Contracts” shall mean (x) each Company Contract and (I) which provides for payments (present or future) to the Company or its Subsidiary in excess of $200,000 in the aggregate or (II) under which or in respect of which the Company presently has any liability or obligation of any nature whatsoever (absolute, contingent or otherwise) in excess of $200,000, (y) each Company Contract that otherwise is or may be material to the businesses, operations, assets, condition (financial or otherwise) or prospects of the Company or its Subsidiary and (z) without limitation of subclause (x) or subclause (y), each of the following Company Contracts, the relevant terms of which remain executory:

(i) any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by or from the Company or its Subsidiary, or any officer, director, manager or member (“Insider”) of the Company or its Subsidiary;

(ii) any guaranty, direct or indirect, by the Company, its Subsidiary or any Insider of the Company of any obligation for borrowings, or otherwise, excluding endorsements made for collection in the ordinary course of business and guarantees by the Subsidiary of Company obligations;

(iii) any Company Contract of employment;

(iv) any Company Contract made other than in the ordinary course of business or (x) providing for the grant of any preferential rights to purchase or lease any asset of the Company or its Subsidiary or (y) providing for any right (exclusive or non-exclusive) to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of the Company or its Subsidiary;

(v) any obligation to register any shares of the capital stock, membership interests or other securities of the Company or its Subsidiary with any Governmental Entity;

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(vi) any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

(vii) any collective bargaining agreement with any labor union;

(viii) any lease or similar arrangement for the use by the Company or its Subsidiary of personal property (other than leases of vehicles, office equipment or operating equipment where the annual lease payments are less than $100,000 in the aggregate); and

(ix) any Company Contract to which any Insider of the Company or its Subsidiary is a party.

(b) Each Company Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and is valid and binding upon and enforceable against each of the parties thereto. True, correct and complete copies of all Material Company Contracts (or written summaries in the case of oral Material Company Contracts) have been heretofore made available to Buyer or Buyer’s counsel.

(c) Except as set forth in Schedule 2.22, neither the Company, its Subsidiary, nor, to the best of Sellers’ knowledge, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Material Company Contract. No party to any Company Contract has given any written notice of any claim of any breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on the Company or its Subsidiary. Each Material Company Contract to which the Company or its Subsidiary is a party or by which it is bound that has not expired by its terms is in full force and effect.

(d) None of the rights of the Company or its Subsidiary under any Material Company Contract will be terminated or impaired in any material respect by the consummation of the Acquisition, and all such rights contained in such Material Company Contract will be enforceable by the Company or the Subsidiary of the Company after the Acquisition without the consent or agreement of any other Person and without payment of any kind. The Company Schedule sets forth an accurate and complete list of all Material Contracts that require the consent of any third party to the Acquisition, a consent to assignment in connection with the Acquisition or that are otherwise subject to termination, cancellation, imposition of additional obligations or loss of rights in connection with the Acquisition.

2.23 Insurance. (a) Schedule 2.23 (a) sets forth each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company or its Subsidiary is a party (the “Insurance Policies”). The Insurance Policies are in full force and effect. All premiums due and payable under the Insurance Policies have been paid on a timely basis and the Company and any of its Subsidiaries are in compliance in all material respects with all other terms thereof. No notice of cancellation or non-renewal with respect to or dissallowance of any claim, under such policy has been received by the Company or its Subsidiary. True, complete and correct copies of the Insurance Policies have been made available to Buyer.

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(b) There are no material claims pending as to which coverage has been questioned, denied or disputed. All material claims thereunder have been filed in a due and timely fashion and the Company or any of its Subsidiaries have not been refused insurance for which they have applied or had any policy of insurance terminated (other than at its request), nor has the Company or any of its Subsidiaries received notice from any insurance carrier that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such insurance will be increased, other than premium increases in the ordinary course of business applicable on their terms to all holders of similar policies.

2.24 Governmental Actions/Filings. Except as set forth in Schedule 2.24 or as would not have a Material Adverse Effect, the Company and its Subsidiary has been granted and holds, and has made, all Governmental Actions/Filings (including, without limitation, the Governmental Actions/Filings required for the manufacture and sale of all products manufactured and/or services rendered or sold by it) necessary to the conduct by the Company and its Subsidiary of their businesses, and true, complete and correct copies of material Governmental Actions/Filings have heretofore been made available to Buyer. Each such Governmental Action/Filing is in full force and effect and will not expire prior to December 31, 2008, and the Company and its Subsidiary is in substantial compliance with all of its obligations with respect thereto (except to the extent such expiration is not reasonably expected to have a Material Adverse Effect). No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse Effect upon the Company or its Subsidiary. No Governmental Action/Filing is known to be necessary to be obtained, secured or made by the Company or its Subsidiary to enable them to continue to conduct their businesses and operations and use its properties after the Closing in a manner which is consistent with current practice. For purposes of this Agreement, the term “Governmental Action/Filing” shall mean any franchise, license, certificate of compliance, authorization, consent, order, permit, approval, or other action of, or any filing, registration or qualification with, any federal, state, municipal, foreign or other governmental, administrative or judicial body, agency or authority.

2.25 Interested Party Transactions. Except as set forth in the Schedule 2.25 hereto or in the Audited Financial Statements or the Unaudited Financial Statements, no employee, officer, director, manager, member or stockholder of the Company or its Subsidiary, or a member of his or her immediate family is indebted to the Company or its Subsidiary, nor is the Company or its Subsidiary indebted (or committed to make loans or extend or guarantee credit) to any of them, other than (a) for payment of salary for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of the Company or its Subsidiary, and (c) for other employee benefits made generally available to all employees. Except as set forth in Schedule 2.25, to Sellers’ knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom the Company or its Subsidiary is affiliated or with whom the Company or its Subsidiary has a contractual relationship, or in any Person that competes with the Company or its

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Subsidiary, except that each employee, stockholder, officer, director, manager or member of the Company or its Subsidiary, and members of their respective immediate families may own less than 1% of the outstanding stock in publicly traded companies that may compete with Company or its Subsidiary. Except as set forth in Schedule 2.25, to the knowledge of Sellers, no officer, director, stockholder, manager, member, Seller or any member of their immediate families is, directly or indirectly, interested in any Material Company Contract with the Company or its Subsidiary (other than such contracts as relate to any such Person’s ownership of capital stock or other securities of the Company or its Subsidiary or such Person’s employment with the Company).

2.26 Proxy Statement. The information to be supplied by Sellers for inclusion in the proxy statement to be sent in connection with the meeting of Buyer’s stockholders to consider the approval of this Agreement (the “Buyer Stockholders’ Meeting”) (such proxy statement as amended or supplemented is referred to herein as the “Proxy Statement”) shall not, on the date the Proxy Statement is first mailed to Buyer’s stockholders, and at the time of the Buyer Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Buyer Stockholders’ Meeting which has become false or misleading. If at any time prior to the Closing, any event relating to the Company, its Subsidiary or any of their affiliates, officers, directors or managers should be discovered by Sellers which should be set forth in a supplement to the Proxy Statement, Sellers shall promptly inform Buyer. Notwithstanding the foregoing, Sellers make no representation or warranty and shall have no liability with respect to any information supplied by Buyer which is contained in any of the foregoing documents.

2.27 Bank Accounts. Schedule 2.27 sets forth the name of each bank, safe deposit company or other financial institution in which the Company or its Subsidiary has an account, lock box or safe deposit box and the names of all persons authorized to draw thereon or have access thereto.

2.28 Powers of Attorney. Except as set forth in the Schedule 2.28, there are no outstanding powers of attorney executed by or on behalf of the Company or its Subsidiary in favor of any Person.

2.29 Representations and Warranties Complete. The representations and warranties of the Sellers included in this Agreement and any list, statement, document or information set forth in, or attached to, any Schedule provided pursuant to this Agreement or delivered hereunder, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLERS

Each Seller, severally and not jointly, hereby represents and warrants to Buyer as follows:

3.1 Authorization. The execution, delivery and performance by such Seller of this Agreement and the consummation by such Seller of the transactions contemplated hereby and thereby are within such Seller’s powers and have been duly authorized by all necessary action on the part of such Seller. This Agreement constitutes (assuming the due execution and delivery by each of the other parties hereto) the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.2 The Membership Interests. Such Seller is the record and beneficial owner of the Membership Interests, as set forth on Schedule A, to be sold by such Seller hereunder, free and clear of any Liens and, upon transfer of the Membership Interests to Buyer on the Closing Date in accordance with the terms of this Agreement, Buyer will receive good and valid title to the Membership Interests, free and clear of any Liens.

3.4 Noncontravention. The execution, delivery and performance of this Agreement by such Seller does not, and the consummation by such Seller of the transactions contemplated hereby will not, (a) contravene or violate any provision of the organizational documents of such Seller, or (b) contravene or violate any provision of, or result in the termination or acceleration of, or entitle any party to accelerate any obligation or indebtedness under, or result in an adverse claim to the Membership Interests held by such Seller pursuant to any mortgage, lease, franchise, license, permit, agreement, instrument, law, order, arbitration award, judgment or decree to which such Seller is a party or by which such Seller is bound.

3.5 No Legal Proceedings. To Sellers’ knowledge, no claims, suits, actions or proceedings are pending or threatened against such Seller relating to, or that could prevent or delay the consummation of, the transactions contemplated hereby.

3.6 Receipt of Stock Consideration for Seller’s Own Account. The Stock Consideration is being acquired for investment for such Seller’s own account, not as a nominee or agent, and not with a view to the sale or distribution of all or any part thereof in violation of federal or state securities laws.

3.7 Accredited Investor. Each Seller is an “accredited investor” as defined in Rule 501(a) under the Securities Act of 1933 (the “Securities Act”). Each Seller agrees to furnish any additional information requested to assure compliance with applicable federal and state securities laws in connection with the issuance to such Seller of the Stock Consideration.

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3.8 Disclosure of Information. Each Seller represents and warrants that he or she (a) has had an opportunity to discuss the Buyer’s business, management, financial affairs and is aware of the character, business acumen and general business and financial circumstances of Buyer, (b) has the requisite knowledge and experience to assess the relative merits and risks of a sale of the Membership Interests and acquisition of the Stock Consideration, (c) has received and has read copies of all documents relevant to the sale and purchase contemplated by this Agreement provided to Sellers, and (d) has had full opportunity to ask questions and receive answers concerning the historical business and operations of the Buyer, as well to evaluate the prospects, future financial condition and the likelihood of success of Buyer.

3.9 Restricted Securities. Each Seller is aware that the Stock Consideration is subject to significant restrictions on transfer and may not be freely sold. Such Seller represents that he or she (a) has liquid assets sufficient to assure that the purchase contemplated by this Agtreement will cause no undue financial difficulties, (b) can afford the comlete loss of his or her investment, and (c) can provide for current needs and possible contingencies without the need to sell or dispose of the Stock Consideration.

3.10 Legends. In addition to any legend placed on the certificates pursuant to any other agreement or arrangement among the parties, each certificate evidencing the Stock Consideration shall bear the following legends (unless Buyer receives an acceptable opinion of counsel that any such legend is not required):

THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933 OR THE LAWS OF ANY STATE, AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT AND APPLICABLE STATE LAWS, OR AN EXEMPTION FROM THE REGISTRATION AND QUALIFICATION REQUIREMENTS THEREOF.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Sellers, as follows:

4.1 Organization and Qualification. (a) Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by Buyer to be conducted. Buyer is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by Buyer to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer. Complete and correct copies of the Charter Documents of Buyer, as amended and currently in effect, have been heretofore delivered to the Company. Buyer is not in violation of any of the provisions of the Buyer’s Charter Documents.

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4.2 Authority Relative to this Agreement. Buyer has full corporate power and authority to: (a) execute, deliver and perform this Agreement, and each ancillary document which Buyer has executed or delivered or is to execute or deliver pursuant to this Agreement, and (b) carry out Buyer’s obligations hereunder and thereunder and, to consummate the transactions contemplated hereby (including the Acquisition). The execution and delivery of this Agreement and the consummation by Buyer of the transactions contemplated hereby (including the Acquisition) have been duly and validly authorized by all necessary corporate action on the part of Buyer (including the approval by its Board of Directors), and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the Buyer Stockholder Approval (as defined in Section 6.1(a)). This Agreement constitutes (assuming the due execution and delivery by each of the other parties hereto) the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

4.3 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Buyer does not, and the performance of this Agreement by Buyer shall not: (i) conflict with or violate Buyer’s Charter Documents, (ii) conflict with or violate any Legal Requirements, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Buyer’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Buyer, except, with respect to clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on Buyer.

(b) The execution and delivery of this Agreement by Buyer does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which Buyer is qualified to do business, (ii) the qualification of Buyer as a foreign corporation in those jurisdictions in which the business of the Company makes such qualification necessary, and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer, or prevent consummation of the Acquisition or otherwise prevent the parties hereto from performing their obligations under this Agreement.

4.4 SEC Filings; Financial Statements. (a) Buyer has made available to the Company and the Sellers a correct and complete copy of each report, registration statement and definitive proxy statement filed by Buyer with the Securities and Exchange Commission (the “SEC”) (the “Buyer SEC Reports”), which are all the forms, reports and documents required to be filed by Buyer with the SEC prior to the date of this Agreement. As of their respective dates the Buyer SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the

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rules and regulations of the SEC thereunder applicable to such Buyer SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent set forth in the preceding sentence, Buyer makes no representation or warranty whatsoever concerning the Buyer SEC Reports as of any time other than the time they were filed.

(b) Each set of financial statements (including, in each case, any related notes thereto) contained in Buyer SEC Reports, including each Buyer SEC Report filed after the date hereof until the Closing, complied or will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents or will fairly present in all material respects the financial position of Buyer at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were, are or will be subject to normal adjustments which were not or are not expected to have a Material Adverse Effect on Buyer taken as a whole.

4.5 Litigation. There are no claims, suits, actions or proceedings pending or to Buyer’s knowledge, threatened against Buyer, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on Buyer or have a Material Adverse Effect on the ability of the parties hereto to consummate the Acquisition.

4.6 Brokers. Buyer has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

4.7 Board Approval. The Board of Directors of Buyer (including any required committee or subgroup of the Board of Directors of Buyer) has, as of the date of this Agreement, unanimously (a) declared the advisability of the Acquisition and approved this Agreement and the transactions contemplated hereby, (b) determined that the Acquisition is in the best interests of the stockholders of Buyer, and (c) determined that the fair market value of the Company is equal to at least 80% of Buyer’s net assets.

4.8 Trust Fund. As of the date hereof and at the Closing Date, Buyer has and will have no less than $96,000,000 invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 in a trust account administered by Continental Stock Transfer and Trust Company (“Continental”) (the “Trust Fund”), less such amounts, if any, as Buyer is required to pay to stockholders who elect to have their shares converted to cash in accordance with the provisions of Buyer’s Charter Documents.

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4.9 Purchase for Investment. The Membership Interests purchased by Buyer pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof. Buyer shall not offer to sell or otherwise dispose of, or sell or otherwise dispose of, the Membership Interests so acquired by it in violation of any of the registration requirements of the Securities Act.

4.10 Valid Issuance of Buyer Common Stock. The Stock Consideration, when issued and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable. Assuming the accuracy of each Seller’s representations, the Stock Consideration will be issued in compliance with applicable federal and state securities laws.

4.11 Representations and Warranties Complete. The representations and warranties of Buyer included in this Agreement and any list, statement, document or information set forth in, or provided pursuant to this Agreement or delivered hereunder, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.

ARTICLE V

CONDUCT PRIOR TO THE CLOSING

5.1 Conduct of Business by Company and Buyer. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company and Buyer shall, except to the extent that the other party shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations (except where noncompliance would not have a Material Adverse Effect), pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve substantially intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings. In addition, except as required or permitted by the terms of this Agreement or set forth in Schedule 5.1 hereto, without the prior written consent of the other party, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company, and Buyer shall not do any of the following:

(a) Waive any stock repurchase rights, accelerate, amend or (except as specifically provided for herein) change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director, manager or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

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(b) Grant any severance or termination pay, in excess of $50,000 in the aggregate, to any officer or employee except pursuant to applicable law, written agreements outstanding, or policies existing on the date hereof and as previously or concurrently disclosed in writing or made available to the other party, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

(c) Transfer or license to any person or otherwise extend, amend or modify any material rights to any Intellectual Property of the Company or Buyer, as applicable, or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices provided that in no event shall the Company or Buyer license on an exclusive basis or sell any Intellectual Property of the Company, or Buyer as applicable;

(d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, membership interests, equity securities or property) in respect of any membership interests, except in accordance with past practices, for tax payment purposes or for profit distributions made to members in respect of any membership interests capital stock or split, combine or reclassify any membership interests, capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(e) Purchase, redeem or otherwise acquire, directly or indirectly, any membership interests or shares of capital stock of the Company and Buyer, as applicable, including repurchases of unvested shares at cost in connection with the termination of the relationship with any employee or consultant pursuant to any membership interest, stock option or purchase agreements in effect on the date hereof;

(f) Issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any membership interests or shares of capital stock or any securities convertible into or exchangeable for membership interests, shares of capital stock, or subscriptions, rights, warrants or options to acquire any membership interests or shares of capital stock or any securities convertible into or exchangeable for membership interests or shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such membership interests, shares or convertible or exchangeable securities;

(g) Amend its Charter Documents unless required to do so hereunder;

(h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Buyer or the Company as applicable, or

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enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such party’s ability to compete or to offer or sell any products or services, excluding entering into any new business commission referral agreements in the ordinary course of business;

(i) Sell, lease, license, encumber or otherwise dispose of any properties or assets, except (A) sales of services and licenses of software in the ordinary course of business consistent with past practice, (B) sales of inventory in the ordinary course of business consistent with past practice, (C) and the sale, lease or disposition (other than through licensing) of property or assets that are not material, individually or in the aggregate, to the business of such party;

(j) Incur any indebtedness for borrowed money in excess of $3,500,000.00 in the aggregate (other than purchase money debt in connection with the acquisition by the Company of vehicles, office equipment new location and operating equipment up to and consistent with capital expenditure budge detailed on Schedule 1.5(a) in the aggregate or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Buyer or the Company, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(k) Adopt or amend any employee benefit plan, policy or arrangement, any employee membership interest, employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any director, manager or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, managers, employees or consultants, except in the ordinary course of business consistent with past practices;

(l) Pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practices or in accordance with their terms, or liabilities recognized or disclosed in the Unaudited Financial Statements or in the most recent financial statements included in each report, registration statement and definitive proxy statement filed by Buyer with the SEC prior to the date of this Agreement, as applicable, or incurred since the date of such financial statements, or waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which the Company is a party or of which the Company is a beneficiary or to which Buyer is a party or of which Buyer is a beneficiary, as applicable;

(m) Except in the ordinary course of business consistent with past practices, modify, amend or terminate any Material Company Contract or material agreement relating to Buyer, as applicable, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

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(n) Except as required by GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

(o) Except in the ordinary course of business consistent with past practices, incur or enter into any agreement, contract or commitment requiring such party to pay in excess of $100,000 in any 12 month period;

(p) With respect to Taxes, (i) make or rescind any Tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of such party, settle or compromise any material income tax liability, (ii) except as required by applicable law, materially change any method of accounting for Tax purposes, (iii) except as required by applicable law, prepare or file any Return in a manner inconsistent with past practice, (iv) except as required by applicable law or in connection with payroll returns, file any amended Return, (v) enter into any closing agreement with respect to Taxes, (vi) settle any Tax claim or assessment, (vii) surrender any right to claim a refund of Taxes, or (viii) consent to any extension or waiver of the limitations period for the assessment of any Tax;

(q) Form, establish or acquire any subsidiary;

(r) Permit any Person to exercise any of its discretionary rights under any Plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such plans;

(s) Make capital expenditures except in accordance with prudent business and operational practices consistent with prior practice;

(t) Make or omit to take any action which would be reasonably anticipated to have a Material Adverse Effect;

(u) Enter into any transaction with or distribute or advance any assets or property to any of its officers, directors, managers, members, partners, stockholders or other affiliates (other than partner and principal distributions and payment of salary and benefits, consistent with budgeted 2008 salary or which do not exceed $15,000.00 per person, in the ordinary course of business consistent with past practice) other than in the ordinary course of business consistent with past practice; or

(v) Agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 5.1 (a) through (u) above.

5.2 Guarantees. Buyer shall use reasonable commercial efforts to release David Kirwan and Thomas Cole from their personal guarantees (the “Personal Guarantees”) relating to loans made to the Company, as set forth on Schedule 5.2. Buyer agrees to indemnify David Kirwan and Thomas Cole in accordance with Section 8.7.

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ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Proxy Statement; Buyer Stockholders’ Meeting. (a) As promptly as practicable after the execution of this Agreement, the Company and Buyer will prepare and file the Proxy Statement with the SEC. Each of the Sellers and Buyer will respond to any comments of the SEC and Buyer will cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time. As promptly as practicable after the execution of this Agreement, Buyer will prepare and file any other filings required under the Exchange Act, the Securities Act or any other Federal, foreign or Blue Sky laws relating to the Acquisition and the transactions contemplated by this Agreement, (collectively, the “Other Filings”). Each party will notify the other party promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other governmental officials for amendments or supplements to the Proxy Statement or any Other Filing or for additional information, and will supply the other party with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or other government officials, on the other hand, with respect to the Proxy Statement, the Acquisition or any Other Filing. The Proxy Statement and the Other Filings will comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement or any Other Filing, Buyer will promptly inform the other party of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to Sellers and stockholders of Buyer, such amendment or supplement. The proxy materials will be sent to the stockholders of Buyer for the purpose of soliciting proxies from holders of Buyer’s Common Stock to vote in favor of: (i) the adoption of this Agreement and the approval of the Acquisition (“Buyer Stockholder Approval”); (ii) any change of the name of Buyer, if applicable (the “Name Change Amendment”); (iii) an amendment to remove the preamble and Sections A through F, inclusive, of Article Five from Buyer’s Certificate of Incorporation from and after the Closing; and (iv) the adoption of an Equity Incentive Plan (the “Buyer Plan”), at the Buyer Stockholders’ Meeting. The Buyer Plan shall provide that an aggregate of at least 500,000 shares of Buyer Common Stock shall be reserved for issuance pursuant to the Buyer Plan. Such proxy materials shall be in the form of a proxy statement to be used for the purpose of soliciting such proxies from holders of Buyer Common Stock.

(b) As soon as practicable following its approval by the Commission, Buyer shall distribute the Proxy Statement to the holders of Buyer Common Stock and, pursuant thereto, shall call the Buyer Stockholders’ Meeting in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the Acquisition and the other matters presented to the stockholders of Buyer for approval or adoption at the Buyer Stockholders’ Meeting, including, without limitation, the matters described Section 6.1(a).

(c) Buyer shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, and the calling

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and holding of the Buyer Stockholders’ Meeting. Without limiting the foregoing, Buyer shall ensure that the Proxy Statement does not, as of the date on which it is distributed to the holders of Buyer Common Stock, and as of the date of the Buyer Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Buyer shall not be responsible for the accuracy or completeness of any information relating to Sellers or any other information furnished by Sellers for inclusion in the Proxy Statement). Each Seller represents and warrants that the information relating to the Company supplied by Sellers for inclusion in the Proxy Statement will not as of the date of its distribution to the holders of Buyer Common Stock (or any amendment or supplement thereto) or at the time of the Buyer Stockholders’ Meeting contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.

(d) Buyer, acting through its board of directors, shall include in the Proxy Statement the recommendation of its board of directors that the holders of Buyer Common Stock vote in favor of the adoption of this Agreement and the approval of the Acquisition, and shall otherwise use reasonable best efforts to obtain the Buyer Stockholder Approval.

6.2 Other Actions. (a) At least five (5) days prior to Closing, Buyer shall prepare a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Acquisition in any report or form to be filed with the SEC (“Form 8-K”), which shall be in a form reasonably acceptable to the Company and in a format acceptable for EDGAR filing. Prior to Closing, Buyer and the Company shall prepare the press release announcing the consummation of the Acquisition hereunder (“Press Release”). Simultaneously with the Closing, Buyer shall file the Form 8-K with the SEC and distribute the Press Release.

(b) Sellers and Buyer shall further cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable laws to consummate the Acquisition and the other transactions contemplated hereby as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as soon as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party (including the respective independent accountants of the Company and Buyer) and/or any Governmental Entity in order to consummate the Acquisition or any of the other transactions contemplated hereby. This obligation shall include, on the part of Buyer, sending a termination letter to Continental in substantially the form of Exhibit A attached to the Investment Management Trust Agreement by and between Buyer and Continental dated as of February 5, 2007. Subject to applicable laws relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, self-audit privilege or other similar privilege, each

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Seller and Buyer shall have the right to review and comment on in advance, and to the extent practicable each will consult the other on, all the information relating to such party that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Acquisition and the other transactions contemplated hereby. In exercising the foregoing right, each of Seller and Buyer shall act reasonably and as promptly as practicable.

6.3 Required Information. In connection with the preparation of the Proxy Statement, Form 8-K and Press Release, and for such other reasonable purposes, the Company, Sellers and Buyer each shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors, officers, managers, members and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Acquisition (including, with respect to the Company and the Sellers, delivery by the Sellers of audited consolidated financial statements for the fiscal years ended December 31, 2005, December 31, 2006, and December 31, 2007 of the Company and its Subsidiary), or any other statement, filing, notice or application made by or on behalf of Sellers and Buyer to any third party and/or any Governmental Entity in connection with the Acquisition and the other transactions contemplated hereby. Each party warrants and represents to the other party that all such information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

6.4 Confidentiality; Access to Information. (a) Confidentiality. Any confidentiality agreement previously executed by the parties shall be superseded in its entirety by the provisions of this Agreement. Each party agrees to maintain in confidence any non-public information received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement. Such confidentiality obligations will not apply to (i) information which was known to the one party or their respective agents prior to receipt from the other party, (ii) information which is or becomes generally known, (iii) information acquired by a party or their respective agents from a third party who was not bound to an obligation of confidentiality, and (iv) disclosure required by law. In the event this Agreement is terminated as provided in Article IX hereof, each party (A) will return or cause to be returned to the other all documents and other material obtained from the other in connection with the Acquisition contemplated hereby, and (B) will use its reasonable best efforts to delete from its computer systems all documents and other material obtained from the other in connection with the Acquisition contemplated hereby.

(b) Access to Information.

(i) Sellers will afford Buyer and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records, financial statements and personnel of the Company during the period prior to the Closing to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of the Company, as Buyer may reasonably request. No information or knowledge obtained by Buyer in any investigation pursuant to this Section 6.4 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Acquisition.

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(ii) Buyer will afford Sellers and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records, financial statements and personnel of Buyer during the period prior to Closing to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Buyer, as Sellers may reasonably request. No information or knowledge obtained by Sellers in any investigation pursuant to this Section 6.4 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Acquisition.

(iii) Notwithstanding anything to the contrary contained herein, each party (“Subject Party”) hereby agrees that by proceeding with the Closing, it shall be conclusively deemed to have waived for all purposes hereunder any inaccuracy of representation or breach of warranty by another party which is actually known by the Subject Party prior to the Closing.

6.5 Public Disclosure. From the date of this Agreement until Closing or termination, the parties shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the transactions governed by it, and no party shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the transaction without the prior consent of Buyer (in the case of Sellers) or Sellers (in the case of Buyer), except as required by any legal requirement or by the rules and regulations of, or pursuant to any agreement of a stock exchange or trading system. Each party will not unreasonably withhold approval from the others with respect to any press release or public announcement. If any party determines with the advice of counsel that it is required to make this Agreement and the terms of the transaction public or otherwise issue a press release or make public disclosure with respect thereto, it shall, at a reasonable time before making any public disclosure, consult with the other party regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or the transaction as may be reasonably requested by the other party and disclose only such information as is legally compelled to be disclosed. This provision will not apply to communications by any party to its counsel, accountants and other professional advisors. Notwithstanding the foregoing, the parties hereto agree that promptly as practicable after the execution of this Agreement, Buyer will file with the SEC the Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, with respect to which Buyer shall consult with Sellers. Unless objected to by Sellers by written notice given to Buyer within five (5) days after such filing specifying the language to which objection is taken, any language included in such Form 8-K shall be deemed to have been approved by Sellers and may be used in other filings made by Buyer with the SEC, but Seller shall have no liability if the Form 8-K filed by Buyer contains any untrue statement of a material fact made by Buyer or omits to state a material fact required to be stated therein by Buyer or necessary to make the statements contained therein, in light of the circumstances under which they were made by Buyer, not misleading.

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6.6 Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Acquisition and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (a) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VII to be satisfied, (b) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (c) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, including without limitation the consents referred to in Schedule 2.5 of the Company Schedule, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (e) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Buyer and its board of directors and the Company and Sellers shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Acquisition, this Agreement or any of the transactions contemplated by this Agreement, use its commercially reasonable efforts to enable the Acquisition and the other transactions contemplated by this Agreement to be consummated as promptly as practicable on the terms contemplated by this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Buyer or Sellers to agree to any divestiture by itself or any of its affiliates of shares of capital stock, membership interests or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties, stock and membership interests.

6.7 No Securities Transactions. Neither Sellers, nor any of their affiliates, directly or indirectly, shall engage in any transactions involving the securities of Buyer prior to the time of the making of a public announcement of the transactions contemplated by this Agreement. The Company shall use its best efforts to require each of its officers, directors, managers, members employees, agents and representatives to comply with the foregoing requirement.

6.8 No Claim Against Trust Fund. Sellers acknowledge that, if the transactions contemplated by this Agreement are not consummated by Buyer by August 5, 2008 (subject to a six-month extension in certain circumstances), Buyer will be obligated to return to its stockholders the amounts being held in the Trust Fund. Accordingly, Sellers hereby waive all rights against Buyer to collect from the Trust Fund any moneys that may be owed to them by Buyer for any reason whatsoever, including but not limited to a breach of this Agreement by Buyer or any negotiations, agreements or understandings with Buyer (other than as a result of the Acquisition, pursuant to which the Company would have the right to collect the monies in the Trust Fund), and will not seek recourse against the Trust Fund for any reason whatsoever.

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6.9 Disclosure of Certain Matters. Each of Buyer and Sellers will provide the other with prompt written notice of any event, development or condition that (a) would cause any of such party’s representations and warranties to become untrue or misleading or which may affect its ability to consummate the transactions contemplated by this Agreement, (b) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (c) gives such party any reason to believe that any of the conditions set forth in Article VII will not be satisfied, (d) is of a nature that is or may be materially adverse to the operations, prospects or condition (financial or otherwise) of Buyer or Sellers, or (e) would require any amendment or supplement to the Proxy Statement. The parties shall have the obligation to supplement or amend the Schedules being delivered concurrently with the execution of this Agreement and annexed hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules. The obligations of the parties to amend or supplement the Schedules being delivered herewith shall terminate on the Closing Date. Notwithstanding any such amendment or supplementation, for purposes of Sections 7.2(a), 7.3(a), 8.1(a)(i), 8.2(a)(i), 9.1(d) and 9.1(e), the representations and warranties of the parties shall be made with reference to the Schedules as they exist at the time of execution of this Agreement, subject to such anticipated changes as are set forth in Schedule 5.1 or otherwise expressly contemplated by this Agreement or which are set forth in the Schedules as they exist on the date of this Agreement.

6.10 No Solicitation. (a) Sellers will not, and will cause their Affiliates, employees, agents and representatives not to, directly or indirectly, solicit or enter into discussions or transactions with, or encourage, or provide any information to, any corporation, partnership or other entity or group (other than Buyer and its designees) concerning any merger, sale of ownership interests and/or assets of the Company, recapitalization or similar transaction.

(b) Buyer will not, and will cause its employees, agents and representatives not to, directly or indirectly, solicit or enter into discussions or transactions with, or encourage, or provide any information to, any corporation, partnership or other entity or group (other than Sellers and their designees) concerning any merger, purchase of ownership interests and/or assets, recapitalization or similar transaction.

(c) Sellers shall promptly advise Buyer of the nature of any written offer, proposal or indication of interest that is submitted to Sellers and the identity of the Person making such written offer, proposal or indication of interest.

6.11 Noncompetition.

(a) Each Seller covenants that, commencing on the Closing Date and ending on the 5th anniversary of the Closing Date (the “Noncompetition Period”), such Seller shall not, and it shall cause its Affiliates not to, engage in, directly or indirectly, in any capacity, or have any direct or indirect ownership interest in, or permit any Seller’s or any such Affiliate’s name to be used in connection with, any business anywhere in the United States which is engaged, either directly or indirectly, in the business of developing, manufacturing, marketing or selling any products or equipment or providing services which are competitive with products or equipment manufactured, marketed, sold or under development by, or services provided by, the Company or the Subsidiary of the Company as of the Closing Date (the

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“Restricted Business”). It is recognized that the Restricted Business is expected to be conducted throughout the United States and that more narrow geographical limitations of any nature on this non-competition covenant (and the non-solicitation covenants set forth in Sections 6.12 (b) and (c)) are therefore not appropriate.

(b) Each Seller covenants that, during the Noncompetition Period, such Seller shall not, and it shall cause its Affiliates not to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Company or the Subsidiary or potential clients or customers of the Company or the Subsidiary for purposes of diverting their business or services from the Company or the Subsidiary of the Company.

(c) Each Seller covenants that, during the Noncompetition Period, such Seller shall not, and it shall cause its Affiliates not to, solicit the employment or engagement of services of any person who is or was employed as an employee, consultant or independent contractor by the Company or the Subsidiary of the Company during such period on a full- or part-time basis.

(d) During and after the Noncompetition Period, each Seller shall keep secret and retain in strictest confidence, and shall not use for the benefit of himself, herself or itself or others in any way that may be competitive with, or could be detrimental to, the Company or its present or future Affiliates, all confidential matters of the Company or its Affiliates, including, without limitation, confidential matters consisting of “know-how,” trade secrets, customer lists, details of client or consultant contracts, pricing policies, operational methods, marketing plans or strategies, product or service development techniques or plans, business acquisition plans, new personnel acquisition plans, methods of manufacture, technical processes, designs and design projects, inventions and research projects of the Company or its Affiliates learned by each Seller heretofore or hereafter; provided however, that nothing in this Agreement shall prohibit or be construed as prohibiting Seller from using general industry or business knowledge information that is or has been made publicly available, or information that has lost its confidential nature through the conduct of individuals other than any Seller.

(e) Each Seller acknowledges that the restrictions contained in this Section 6.11 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the Acquisition. Each Seller acknowledges that any violation of this Section 6.11 will result in irreparable injury to Buyer and agrees that Buyer may be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Section 6.11, which rights shall be cumulative and in addition to any other rights or remedies to which Buyer may be entitled under law or in equity. Without limiting the generality of the foregoing, the Noncompetition Period shall be extended for an additional period equal to any period during which any Seller or any Affiliate is in breach of its obligations under this Section 6.11.

(f) In the event that any covenant contained in this Section 6.11 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the

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maximum time, geographic, product or service, or other limitations permitted by applicable law. The covenants contained in this Section 6.11 and each provision thereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(g) If any Seller violates any provision of this Section 6.11, then the prevailing party shall be paid by the other party or parties all of its costs and expenses, including attorneys’ fees, incurred in enforcing the terms of this Section 6.11.

6.12 Tax Matters.

(a) Filing of Tax Returns. Sellers shall prepare and file or cause to be prepared and filed the federal and all required state partnership income tax Returns of the Company and its Subsidiary for the taxable period ending on and including the Closing Date on a timely basis, and shall deliver copies of such Returns to the Buyer for its review no less than ten (10) days prior to such filing. The Sellers shall have the sole obligation to pay all Tax obligations of the Company and its Subsidiary for the taxable period ending on and including the Closing Date and all Tax obligations of the Company and its Subsidiary arising from the transactions contemplated in this Agreement (including all Tax obligations arising out of each Seller’s sale of his Membership Interests). Buyer shall cause the Company to prepare and file any Return of the Company and its Subsidiary required to be filed for any taxable period ending after the Closing Date. For any Return reflecting a liability for which the Sellers must indemnify the Buyer pursuant to Section 6.12(b) below, the Company shall provide the Sellers with a completed copy of such return for review and comment at least 15 days prior to the due date for filing (taking into account any applicable extensions) and Buyer shall make such changes as are reasonably requested by Sellers that are not detrimental to Buyer. All such returns shall be prepared in accordance with the past practice of Sellers and the Company except as otherwise required by applicable law.

(b) Tax Indemnification. Sellers shall indemnify Buyer, within 15 days written demand, for all Pre-Closing Taxes of the Company and its Subsidiary to the extent not included in the calculation of Final Working Capital. For this purpose, “Pre-Closing Taxes” means any Tax attributable to any taxable period, or portion thereof, ending on or before the Closing Date. In the case of a taxable period beginning before and ending after the Closing Date, Pre-Closing Taxes shall include: (i) in the case of Taxes imposed on or calculated by reference to income, gain, receipts, sales, use, payment of wages, or other identifiable transactions or events, all such Taxes that would be payable if the taxable period ended on and included the Closing Date; and (ii) in the case of all other Taxes (including but not limited to real, personal, or intangible property taxes, franchise taxes, or capital stock or net worth taxes), all such Taxes for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on and including the Closing Date, and the denominator of which is the number of days in the entire taxable period.

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(c) Transfer Taxes. Any transfer, documentary, sales, use, stamp, registration and other such Taxes (other than income) and fees incurred in connection with the transactions contemplated by this Agreement shall be borne equally by the Buyer and by the Sellers. The parties hereto agree to cooperate with each other to minimize any Taxes described in the preceding sentence and to complete any applicable exemption certificates with respect to such Taxes.

(d) Cooperation and Exchange of Information. Each of Buyer, the Company, and Sellers and their respective Affiliates will provide the other parties with such assistance as may reasonably be requested by any of them in connection with the preparation of any Return, any audit or other examination by any Governmental Entity, any judicial or administrative proceedings relating to liability for Taxes, or any other claim arising under this Section 6.12, and each will retain and provide the others with any records or information that may be relevant to any such Return, audit or examination, proceeding or claim. Such assistance shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and shall include providing copies of any relevant Returns and supporting work schedules. Such cooperation and information shall include promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any Governmental Entity which relate to the Company and its Subsidiary, and providing copies of all relevant Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any Governmental Entity and records concerning the ownership and Tax basis of property, which the Sellers, Buyer, the Company and its Subsidiary and their respective Affiliates may possess.

(e) Allocation of Purchase Price. Sellers and Buyer agree that the Purchase Price and the liabilities of the Company and its Subsidiaries (plus other relevant items) will be allocated to the assets of the Company and its Subsidiaries for Tax purposes in a manner consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder, based upon the fair market values of such assets consistent with the following allocation methodology: The purchase price will be allocated first to all tangible assets and liabilities equal to their net book value then thereafter to goodwill or going concern value to be included on Form 8594, Part II, Class VII. Sellers and Buyer agree to timely file Form 8594, and any amendments thereto, in a manner consistent with the allocation method described above. Buyer and Sellers will file all Returns (including amended Returns and claims for refund) and information reports in a manner consistent with such allocation schedule unless applicable Law requires otherwise and then only after prior written notice thereof to the other party.

6.13 Sellers and Buyer Actions. Sellers and Buyer shall use their best efforts to take such actions as are necessary to fulfill its obligations under this Agreement and to enable Sellers or Buyer to fulfill its obligations hereunder.

6.14 Financing. Sellers agree to provide, and will cause the Company, its Subsidiary and its and their respective members, directors, managers, officers and employees to provide, all cooperation reasonably necessary in connection with the arrangement of financing to be consummated contemporaneously with or at or after the expiration of the Closing in respect of

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the transactions contemplated by this Agreement, including participation in meetings, due diligence sessions, road shows, the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents, the execution and delivery of any commitment letters, placement agreements, pledge and security documents, other definitive financing documents, or other requested certificates or documents, audited and unaudited financial statements, comfort letters of accountants and legal opinions as may be reasonably requested by Buyer and taking such other actions as are reasonably required to be taken by Sellers in connection with any financing, providing that such cooperation shall not interfere unreasonably with the business or operations of the Company or its Subsidiary and Sellers shall not be required to incur material incremental out-of-pocket costs in respect of such cooperation unless Buyer shall have undertaken to reimburse Sellers all such reasonable and documented out-of-pocket costs.

6.15 Restricted Stock. In addition to the foregoing, Buyer shall, within 30 days of the Closing, enter into a restricted stock agreement (each a “Restricted Stock Agreement” and collectively, the “Restricted Stock Agreements”) with each Razor Employee who is still an employee of razor at such time whereby the Buyer will deliver an aggregate of 65,786 restricted shares of Buyer Common Stock (the “Additional Bonus”) to the applicable Razor Employees in the specified amounts designated on Schedule 6.15. The Additional Bonus will be subject to a three year vesting schedule as set forth in the Restricted Stock Agreement. The Additional Bonus to be paid to the Razor Employees is not subject to the adjustment set forth in Section 1.6.

ARTICLE VII

CONDITIONS TO THE ACQUISITION

7.1 Conditions to Obligations of Each Party to Consummate the Acquisition. The respective obligations of each party to this Agreement to consummate the Acquisition shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Buyer Stockholder Approval, the Name Change Amendment (if applicable) and the Buyer Plan shall have been duly approved and adopted by the stockholders of Buyer by the requisite vote under the laws of the State of Delaware and the Buyer Charter Documents and an executed copy of an amendment to Buyer’s Certificate of Incorporation reflecting the Name Change Amendment, if any, shall have been filed with the Delaware Secretary of State to be effective as of the Closing.

(b) Buyer Common Stock. Holders of twenty percent (20%) or more of the shares of Buyer Common Stock issued in Buyer’s initial public offering of securities and outstanding immediately before the Closing shall not have exercised their rights to convert their shares into a pro rata share of the Trust Fund in accordance with Buyer’s Charter Documents.

(c) Simultaneous Closing. Consummation of the Acquisition is subject to simultaneous completion of the closing of the proposed acquisition of 100% of the outstanding shares of capital stock of Archway Marketing Services, Inc.

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7.2 Additional Conditions to Obligations of Sellers. The obligations of Sellers to consummate the Acquisition shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Sellers:

(a) Representations and Warranties. Each representation and warranty of Buyer contained in this Agreement that is qualified as to materiality shall have been true and correct (i) as of the date of this Agreement and (ii) subject to the provisions of the last sentence of Section 6.9, on and as of the Closing Date with the same force and effect as if made on the Closing Date. Each representation and warranty of Buyer contained in this Agreement that is not qualified as to materiality shall have been true and correct (i) in all material respects as of the date of this Agreement and (ii) in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date. The Sellers shall have received a certificate with respect to the foregoing signed on behalf of Buyer by an authorized officer of Buyer (“Buyer Closing Certificate”).

(b) Agreements and Covenants. Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of Buyer) does not, or will not, constitute a Material Adverse Effect with respect to Buyer, and the Buyer Closing Certificate shall include a provision to such effect.

(c) No Litigation. No order shall have been entered to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely or otherwise encumber the title of the shares of Buyer Common Stock to be issued by Buyer in connection with the Acquisition and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d) Consents. Buyer shall have obtained all consents, waivers and approvals required to be obtained by Buyer in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Buyer and the Buyer Closing Certificate shall include a provision to such effect.

(e) Material Adverse Effect. No Material Adverse Effect with respect to Buyer shall have occurred since the date of this Agreement.

(f) Other Deliveries. At or prior to Closing, Buyer shall have delivered to Sellers (i) copies of resolutions and actions taken by Buyer’s board of directors and stockholders in connection with the approval of this Agreement and the transactions contemplated hereunder, and (ii) such other documents or certificates as shall reasonably be required by Sellers and its counsel in order to consummate the transactions contemplated hereunder.

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(g) Press Release. Buyer shall have delivered the Press Release to Sellers, in a form reasonably acceptable to Sellers.

(h) Trust Fund. Buyer shall have made appropriate arrangements with Continental to have the Trust Fund, which shall contain no less than the amount referred to in Section 4.8, dispersed to Buyer immediately upon the Closing.

7.3 Additional Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the Acquisition shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Buyer:

(a) Representations and Warranties. Each representation and warranty of the Company and each Seller contained in this Agreement that is qualified as to materiality shall have been true and correct (i) as of the date of this Agreement and (ii) subject to the provisions of the last sentence of Section 6.9, on and as of the Closing Date with the same force and effect as if made on the Closing Date. Each representation and warranty of the Company and each Seller contained in this Agreement that is not qualified as to materiality shall have been true and correct (i) in all material respects as of the date of this Agreement and (ii) in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date. The Buyer shall have received a certificate with respect to the foregoing signed by Sellers (“Sellers Closing Certificate”).

(b) Agreements and Covenants. The Company and each Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of Company) does not, or will not, constitute a Material Adverse Effect on the Company, and the Sellers Closing Certificate shall include a provision to such effect.

(c) No Litigation. No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely the right of Buyer to own, operate or control any of the assets and operations of the Company following the Acquisition and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d) Consents. The Company and the Sellers shall have obtained all consents, waivers, permits and approvals required to be obtained by the Company and Sellers in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company and the Sellers Closing Certificate shall include a provision to such effect.

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(e) Material Adverse Effect. No Material Adverse Effect with respect to the Company shall have occurred since the date of this Agreement.

(f) Due Diligence. Buyer and Buyer’s counsel shall have received from the Company and Sellers all documents and other materials requested in writing for the purpose of examining the Company’s technology, assets, financial condition, and the status of the Company’s rights in and to all such technology and assets, and all such documents and other materials shall be reasonably satisfactory to Buyer and such counsel.

(g) Employment Agreements. The Employment Agreements between the Company and each of David Kirwan and Thomas Cole, each in the form previously agreed to between Buyer and the Company and attached hereto as Exhibit A, shall be in full force and effect.

(h) Opinion of Counsel. Buyer shall have received from Akin Gump Strauss Hauer & Feld LLP, counsel to Sellers, an opinion of counsel in substantially the form of Exhibit C annexed hereto.

(i) Comfort Letters. Buyer shall have received “comfort” letters in the customary form from Huselton Morgan and Maultsby, dated the date of distribution of the Proxy Statement and the Closing Date (or such other date or dates reasonably acceptable to Buyer) with respect to certain financial statements and other financial information included in the Proxy Statement.

(j) Escrow Agreement. Buyer, the Representatives and the Escrow Agent shall have entered into the Escrow Agreement, and such agreement shall be in full force and effect.

(k) Other Deliveries. At or prior to Closing, Sellers shall have delivered to Buyer such other documents and certificates as shall reasonably be required by Buyer and its counsel in order to consummate the transactions contemplated hereunder.

(l) Financing. Buyer shall have obtained financing on terms acceptable to it sufficient to enable it to consummate the transactions contemplated by this Agreement.

(m) Good Standing Certificates. The Company shall have delivered to Buyer a certificate of good standing from the Secretary of State of the State of Texas and the Secretary of State or other appropriate authority of each jurisdiction in which it is qualified or licensed to do business. Each such certificate shall be dated no more than 10 Business Days prior to the Closing.

(n) LLC Regulations. The existing LLC Regulations of the Company shall have been terminated.

(o) Lock-Up Agreements. Buyer and each of the Sellers shall have entered into lock-up agreements, substantially in the form of Exhibit D, to the effect that for a period of two years following the Closing, Sellers shall not, without the written consent of Buyer, sell, transfer, grant an option to, make a gift of or otherwise dispose of any shares of the Stock Consideration acquired under this Agreement or make any short sale of the Stock Consideration.

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(p) Indebtedness Certificate. Sellers shall have delivered to Buyer a certificate setting forth the Indebtedness of the Company and its Subsidiary as of the Closing Date (the “Indebtedness Certificate”).

(q) Working Capital Certificate. Sellers shall have delivered to Buyer a certificate setting forth the estimated Working Capital of the Company and its Subsidiary as of the Closing Date, reporting Working Capital of at least $1,350,000, and certified by the Chief Financial Officer of the Company.

(s) Razor Bonus Plan. Prior to Closing, the Razor Bonus Plan shall have been adopted and approved by the Company and Sellers.

(u) Comerica Loan. The Company’s loan with Comerica Bank, providing for a line of credit, shall have been paid in full, and documentation reasonably satisfactory to Buyer to evidence such payment shall be provided to Buyer at or prior to Closing.

ARTICLE VIII

INDEMNIFICATION

8.1 Indemnification for Buyer’s Benefit. (a) Subject to the terms and conditions of this Article VIII (including without limitation the limitations set forth in Section 8.5), Sellers shall indemnify and hold harmless Buyer and its respective representatives, successors and permitted assigns (the “Buyer Indemnitees”) against any and all Losses asserted against, resulting to, imposed upon, or incurred by any Buyer Indemnitee by reason of, arising out of or resulting from:

(i) the inaccuracy or breach of any representation or warranty of Sellers contained in or made pursuant to this Agreement, any Schedule or any certificate delivered by Sellers to Buyer pursuant to this Agreement with respect hereto or thereto in connection with the Closing; and

(ii) the non-fulfillment or breach of any covenant or agreement of Sellers contained in this Agreement.

(b) As used in this Article VIII, the term “Losses” shall include all losses, liabilities, damages, judgments, awards, orders, penalties, settlements, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable legal fees and expenses) including those arising from any demands, claims, suits, actions, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments whether or not made by third parties or whether or not ultimately determined to be valid. Solely for the purpose of determining the amount of any Losses (and not for determining any breach) for which any party may be entitled to indemnification pursuant to Article VIII, any representation or warranty contained in this Agreement that is qualified by a term or terms such as “material,” “materially,” or “Material Adverse Effect” shall be deemed made or given without such qualification and without giving effect to such words.

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8.2 Indemnification for Seller’s Benefit

(a) Subject to the terms and conditions of this Article VIII (including without limitation the limitations set forth in Section 8.5), Buyer shall indemnify and hold harmless Sellers and their respective representatives, successors and permitted assigns (the “Seller Indemnitees”) against any and all Losses asserted against, resulting to, imposed upon, or incurred by any Seller Indemnitees by reason of, arising out of or resulting from:

(i) the inaccuracy or breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement, any Schedule or any certificate delivered by Buyer to Sellers pursuant to this Agreement with respect hereto or thereto in connection with the Closing; and

(ii) the non-fulfillment or breach of any covenant or agreement of Buyer contained in this Agreement.

8.3 Indemnification of Third Party Claims. The indemnification obligations and liabilities under this Article VIII with respect to actions, proceedings, lawsuits, investigations, demands or other claims brought against Buyer or Sellers by a Person other than the Company (a “Third Party Claim”) shall be subject to the following terms and conditions:

(a) Notice of Claim. Buyer or the Representatives, as the case may be, will give the Representatives or Buyer prompt written notice after receiving written notice of any Third Party Claim or discovering the liability, obligation or facts giving rise to such Third Party Claim (a “Notice of Claim”) which Notice of Third Party Claim shall set forth (i) a brief description of the nature of the Third Party Claim, (ii) the total amount of the actual out-of-pocket Loss or the anticipated potential Loss (including any costs or expenses which have been or may be reasonably incurred in connection therewith), and (iii) whether such Loss may be covered (in whole or in part) under any insurance and the estimated amount of such Loss which may be covered under such insurance, and the Representatives or Buyer shall be entitled to participate in the defense of Third Party Claim at its expense.

(b) Defense. The Representatives or Buyer, as the case may be, shall have the right, at its option (subject to the limitations set forth in Section 8.3(c) below) at its own expense, by written notice to Buyer or the Representatives, to assume the entire control of, subject to the right of Buyer or the Representatives to participate (at its expense and with counsel of its choice) in, the defense, compromise or settlement of the Third Party Claim as to which such Notice of Claim has been given, and shall be entitled to appoint a recognized and reputable counsel reasonably acceptable to Buyer or the Representatives to be the lead counsel in connection with such defense. If the Representatives or Buyer are permitted and elect to assume the defense of a Third Party Claim:

(i) The Representatives shall diligently and in good faith defend such Third Party Claim and shall keep Buyer or the Representatives reasonably informed of the status of such defense; provided, however, that in the case of any settlement providing for remedies

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other than monetary damages for which indemnification is provided, Buyer or the Representatives shall have the right to approve the settlement, which approval will not be unreasonably withheld; and

(ii) Buyer or the Representatives shall cooperate fully in all respects with the Representatives or Buyer in any such defense, compromise or settlement thereof, including, without limitation, the selection of counsel, and Buyer or the Representatives shall make available to the Representatives or Buyer all pertinent information and documents under its control.

(c) Limitations of Right to Assume Defense. The Representatives or Buyer, as the case may be, shall not be entitled to assume control of such defense if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (ii) the Third Party Claim seeks an injunction or equitable relief against Buyer or Sellers; or (iii) there is a reasonable probability that a Third Party Claim may materially and adversely affect Buyer or Sellers other than as a result of money damages or other money payments.

(d) Other Limitations. Failure to give prompt Notice of Claim or to provide copies of relevant available documents or to furnish relevant available data shall not affect the Representatives’ or Buyer’s duty or obligations under this Article VIII, except to the extent (and only to the extent that) such failure shall have adversely affected the ability of the Representatives or Buyer to defend against or reduce the Sellers’ or Buyer’s liability or caused or increased such liability or otherwise caused the damages for which Sellers or Buyer are obligated to be greater than such damages would have been had Buyer or the Representatives given the Representatives or Buyer prompt notice hereunder. So long as the Representatives or Buyer are defending any such action actively and in good faith, Buyer or the Representatives shall not settle such action. Buyer or the Representatives shall make available to Sellers or Buyer all relevant records and other relevant materials required by them and in the possession or under the control of Buyer or Sellers, for the use of the Representatives or Buyer and its representatives in defending any such action, and shall in other respects give reasonable cooperation in such defense.

(e) Failure to Defend. If the Representatives or Buyer, as the case may be, promptly after receiving a Notice of Claim, fail to defend such Third Party Claim actively and in good faith, Buyer or the Representatives will (upon further written notice) have the right to undertake the defense, compromise or settlement of such Third Party Claim as it may determine in its reasonable discretion, provided that the Representatives or Buyer shall have the right to approve any settlement, which approval will not be unreasonably withheld or delayed.

(f) Buyer’s and Sellers’ Rights. Anything in this Section 8.3 to the contrary notwithstanding, the Representatives or Buyer shall not, without the written consent of Buyer or the Representatives, settle or compromise any action or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to Buyer or Sellers of a full and unconditional release from all liability and obligation in respect of such action without any payment by Buyer or Sellers.

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8.4 Priority of Indemnification and Insurance Effect. Any amount payable to Buyer under this Article VIII shall be paid first from the Escrow Amount, if applicable, until such amount has been completely depleted. To the extent that any Losses that are subject to indemnification pursuant to this Article VIII are covered by insurance, Buyer or Representatives shall use commercially reasonable efforts to obtain the maximum recovery under such insurance; provided that Buyer or Representatives shall nevertheless be entitled to bring a claim for indemnification under this Article VIII in respect of such Losses and the time limitations set forth in Section 8.4 hereof for bringing a claim of indemnification under this Agreement shall be tolled during the pendency of such insurance claim. The existence of a claim by Buyer or Representatives for monies from an insurer or against a third party in respect of any Loss shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing. If Buyer or Sellers has received the payment required by this Agreement from Sellers or Buyer in respect of any Loss and later receives proceeds from insurance or other amounts in respect of such Loss, then it shall hold such proceeds or other amounts in trust for the benefit of Sellers or Buyer and shall pay to Sellers or Buyer, as promptly as practicable after receipt, a sum equal to the amount of such proceeds or other amount received, up to the aggregate amount of any payments received from the Escrow Account, if applicable, pursuant to this Agreement in respect of such Loss. Notwithstanding any other provisions of this Agreement, it is the intention of the parties that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated.

8.5 Limitations on Indemnification. (a) Survival: Time Limitation. The representations, warranties, covenants and agreements in this Agreement or in any writing delivered by Sellers and the Company to Buyer or by Buyer to the Sellers in connection with this Agreement (including the certificate required to be delivered by Sellers pursuant to Section 7.3(a) and the certificate required to be delivered by Buyer pursuant to Section 7.2(a)) shall survive the Closing until one year after the Closing (the “Survival Period”), except that the representations and warranties set forth in Sections 2.1, 2.3, 2.4, 2.18, 2.19, 3.1, 3.2, 4.1 and 4.2 shall survive as long as the applicable statutes of limitations with respect to such claims. The indemnification and other obligations under this Article VIII shall survive for the same Survival Period and shall terminate with the expiration of such Survival Period, except that: (i) any claims for breach of representation or warranty made by a party hereunder shall be preserved until final resolution thereof despite the subsequent expiration of the Survival Period and (ii) any claims set forth in a Notice of Claim sent prior to the expiration of such Survival Period shall survive until final resolution thereof. Except as set forth in clause (ii) above, no claim for indemnification under this Article VIII shall be brought after the end of the applicable Survival Period.

(b) Deductible. No amount shall be payable under Article VIII unless and until the aggregate amount of all indemnifiable Losses otherwise payable exceeds $300,000 in the aggregate (the “Deductible”), in which event the amount payable shall be for all such Losses (including all Losses included within the Deductible), provided that the limitations set forth in this Section 8.5(b) shall not apply to any Loss based on:

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(i) any breach of the representations and warranties set forth in Sections 2.1, 2.3, 2.4, 2.18, 2.19, 3.1, 3.2, 4.1 and 4.2;

(ii) any breach of the covenants or agreements set forth in Sections 6.11 and 6.12; or

(iii) any breach of the certifications set forth in the Indebtedness Certificate.

(c) Aggregate Amount Limitation. The aggregate liability for Losses pursuant to Section 8.1 or Section 8.2 shall not in any event exceed one-third of the Purchase Price with respect to Losses under Section 8.1 and one-third of the Stock Consideration with respect to Losses under Section 8.2, and no party, except as provided in Section 8.6, shall have any claim against the other for any Losses in excess of such amounts, and provided further that the limitations set forth in this Section 8.5(c) shall not apply to any Loss based on:

(i) any breach of the representations and warranties set forth in Sections 2.1, 2.3, 2.4, 2.18, 2.19, 3.1, 3.2, 4.1 and 4.2;

(ii) any breach of the covenants or agreements set forth in Sections 6.11 and 6.12; or

(iii) any breach of the certifications set forth in the Indebtedness Certificate.

8.6 Exclusive Remedy. Buyer and Sellers hereby acknowledge and agree that, from and after the Closing, its sole remedy with respect to any and all claims for money damages arising out of or relating to this Agreement shall be pursuant and subject to the requirements of the indemnification provisions set forth in this Article VIII. Notwithstanding any of the foregoing, nothing contained in this Article VIII shall in any way impair, modify or otherwise limit Buyer’s or Sellers’ right to bring any claim, demand or suit against the other party based upon such other party’s actual fraud or intentional or willful misrepresentation or omission.

8.7 Personal Guarantees. Notwithstanding any provision in this Agreement to the contrary, Buyer shall indemnify and hold harmless David Kirwan and Thomas Cole against any and all Losses asserted against, resulting to, imposed upon, or incurred by either the Buyer, David Kirwan or Thomas Cole in connection with the Personal Guarantees relating to facts, events or circumstances that arise after the Closing. For the purpose of clarity, the indemnity set forth in this Section 8.7 shall not apply to Losses relating to facts, events or circumstances that existed prior to the Closing.

ARTICLE IX

TERMINATION

9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Buyer and the Company at any time;

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(b) by either Buyer or Sellers, acting unanimously by written notice to Buyer, if the Proxy Statement shall not have been mailed to the record owners of Buyer Common Stock on or before November 15, 2008;

(c) by either Buyer or Sellers, acting unanimously by written notice to Buyer, if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Acquisition, which order, decree, ruling or other action is final and nonappealable;

(d) by Sellers, acting unanimously by written notice to Buyer, upon a material breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, or if any representation or warranty of Buyer shall have become untrue, in either case such that the conditions set forth in Article VII would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach by Buyer is curable by Buyer prior to the Closing Date, then Sellers may not terminate this Agreement under this Section 9.1(d) for thirty (30) days after delivery of written notice from Sellers to Buyer of such breach, provided Buyer continues to exercise commercially reasonable efforts to cure such breach (it being understood that Sellers may not terminate this Agreement pursuant to this Section 9.1(d) if it shall have materially breached this Agreement or if such breach by Buyer is cured during such thirty (30)-day period);

(e) by Buyer, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company or Sellers set forth in this Agreement, or if any representation or warranty of the Company or Sellers shall have become untrue, in either case such that the conditions set forth in Article VII would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach is curable by Seller prior to the Closing Date, then Buyer may not terminate this Agreement under this Section 9.1(e) for thirty (30) days after delivery of written notice from Buyer to Sellers of such breach, provided Sellers continue to exercise commercially reasonable efforts to cure such breach (it being understood that Buyer may not terminate this Agreement pursuant to this Section 9.1(e) if it shall have materially breached this Agreement or if such breach by Sellers is cured during such thirty (30)-day period); or

(f) by either Buyer or Sellers, acting unanimously by written notice to Buyer, if: (i) at the Buyer Stockholders’ Meeting including any adjournments thereof), this Agreement and the transactions contemplated thereby shall fail to be approved and adopted by the affirmative vote of the holders of Buyer Common Stock required under Buyer’s certificate of incorporation; or (ii) the holders of 20% or more of the number of shares of Buyer Common Stock issued in Buyer’s initial public offering and outstanding as of the date of the record date of the Buyer Stockholders’ Meeting exercise their rights to convert the shares of Buyer Common Stock held by them into cash in accordance with Buyer’s certificate of incorporation.

9.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 9.1 above will be effective immediately upon (or, if the termination is pursuant to Section 9.1(d) or Section 9.1(e) and the proviso therein is applicable, thirty (30) days after) the

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delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect and the Acquisition shall be abandoned, except for and subject to the following: (i) Sections 6.6, 6.10, 9.2 and 9.3 and Article XI (General Provisions) shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement, including a breach by a party electing to terminate this Agreement pursuant to Section 9.1(b) caused by the action or failure to act of such party constituting a principal cause of or resulting in the failure of the Acquisition to occur on or before the date stated therein.

9.3 Fees and Expenses

(a) Except as otherwise set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Acquisition is consummated.

(b) Buyer agrees that if this Agreement is terminated pursuant to Section 9.1(f)(ii) hereof, then Buyer will pay to the Sellers in aggregate a termination fee (the “Break-Up Fee”) equal to the lesser of:

(i) $200,000 in cash; and

(ii) 50% of the funds held by Buyer outside of the Trust Fund after paying or reserving for all of its costs and expenses through liquidation.

(c) Sellers acknowledge and agree that in no event will their right to the Break-Up Fee under Section 9.3(b) create any claim against the Trust Fund or any officers, directors or shareholders of Buyer.

ARTICLE X

DEFINED TERMS

Terms defined in this Agreement are organized alphabetically as follows, together with the Section and, where applicable, paragraph, number in which definition of each such term is located:

“Acquisition”	Recitals

“Actual Capital Expenditures”	Section 1.5(a)

“Affiliate”	Section 11.2(f)

“Agreement”	Preamble

“Approvals”	Section 2.1(a)

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“Audited Financial Statements”	Section 2.7(a)

“Break-Up Fee”	Section 9.3

“Budgeted Capital Expenditures”	Section 1.5(a)

“Business Day”	Section 11.2(g)

“Buyer”	Preamble

“Buyer Closing Certificate”	Section 7.2(a)

“Buyer Indemnitees”	Section 8.1(a)

“Buyer Plan”	Section 6.1(a)

“Buyer SEC Reports”	Section 4.4(a)

“Buyer Stockholder Approval”	Section 6.1(a)

“Buyer Stockholders’ Meeting”	Section 6.1(a)

“Charter Documents”	Section 2.1(a)

“Closing”	Section 1.2

“Closing Date”	Section 1.2

“Closing Working Capital”	Section 1.5(a)

“Closing Working Capital Statement”	Section 1.5(a)

“Company”	Recitals, ARTICLE II.A

“Company Contracts”	Section 2.22(a)

“Company Intellectual Property”	Section 2.21

“Company Records”	Section 2.1(c)

“Company Registered Intellectual Property”	Section 2.21

“Company Schedule”	ARTICLE II.A

“Continental”	Section 6.2(b)

“Deductible”	Section 8.5(b)

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“Deficit Amount”	Section 1.5(a)

“DGCL”	Section 6.1(b)

“Environmental Law”	Section 2.19(b)

“Escrow Agent”	Section 1.3(a)(iii)

“Escrow Agreement”	Section 1.3(a)(iii)

“Escrow Amount”	Section 1.7

“Escrow Period”	Section 1.7

“Excess Amount”	Section 1.5(a)

“Exchange Act”	Section 2.5(b)

“Final Working Capital”	Section 1.5(a)

“Form 8-K”	Section 6.3(a)

“GAAP’’	Section 1.5(a)

“Governmental Action/Filing”	Section 2.24

“Governmental Entity”	Section 2.5(b)

“Hazardous Substance”	Section 2.19(c)

“Indebtedness”	Section 11.2(i)

“Indebtedness Certificate”	Section 7.3(q)

“Independent Expert”	Section 1.5(c)

“Insider”	Section 0

“Insurance Policies”	Section 2.23(a)

“Intellectual Property”	Section 2.21

“Interim Balance Sheet”	Section 2.15

“Knowledge”	Section 11.2(d)

“Leased Real Property”	Section 2.14(c)

“Legal Requirements”	Section 11.2(b)

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“Lien”	Section 11.2(e)

“Losses”	Section 8.2

“Material Adverse Effect”	Sections 11.2(a), 8.2

“Material Company Contracts”	Section 2.22(a)

“Membership Interests”	Recitals

“Mintz Levin”	Section 1.2

“Name Change Amendment”	Section 6.1(a)

“Noncompetition Period”	Section 6.12(a)

“Notice of Claim”	Section 8.3(a)

“Notice of Objection”	Section 1.5(b)

“Owned Real Property”	Section 2.14(b)

“Patents”	Section 2.21

“Permitted Liens”	Section 11.2(h)

“Person”	Section 11.2(c)

“Pre-Closing Taxes”	Section 6.13(b)

“Press Release”	Section 6.2(a)

“Proxy Statement”	Section 2.26

“Purchase Price”	Section 1.1

“Razor Bonus Plan”	Section 1.1(d)

“Representative”	Section 1.4

“Registered Intellectual Property”	Section 2.18

“Restricted Business”	Section 6.12(a)

“Returns”	Section 2.18(b)(i)

“Review Period”	Section 1.5(b)

“Securities Act”	Section 2.5(b)

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“SEC”	Section 4.4(a)

“Seller”	Preamble

“Sellers Closing Certificate”	Section 7.3(a)

“Stock Consideration”	Section 1.1(a)(ii)

“Subject Party”	Section 6.5(c)

“Subsidiary” or “Subsidiaries”	Section 2.2(a)

“Survival Period”	Section 8.5(a)

“Tax” or “Taxes”	Section 2.18(a)(i)

“Taxing Authority”	Section 2.18(a)(ii)

“Treasury Regulations”	Section 2.18(a)(iii)

“Third Party Claim”	Section 8.3

“Trademarks”	Section 2.21

“Trust Fund”	Section 4.8

“Unaudited Financial Statements”	Section 2.7(b)

ARTICLE XI

GENERAL PROVISIONS

11.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

If to Buyer, to:

Union Street Acquisition Corp.
102 South Union Street
Alexandria,	VA 22314
Attention	Brian Burke
Telephone:	(703) 682-0730
Facsimile:	(703) 682-0735

with a copy to

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Kenneth R. Koch, Esq.
Mintz Levin Cohn Ferris Glovsky and Popeo, P.C. 666 Third Avenue
New York,	New York 10017
Telephone:	212-935-3000
Facsimile:	212-983-3115

If to the Company, prior to Closing:

Razor Business Strategy Consultants LLC
15851 Dallas Parkway, Suite 725 Addison, Texas 75001
Attention:	Thomas Cole
Telephone:	972-663-1104
Facsimile:	972-663-1304

with a copy to:

Akin Gump Strauss Hauer & Feld LLP
1700 Pacific Avenue, Suite 4100 Dallas, Texas 75201
Attention:	J. Kenneth Menges, Jr., P.C.
Telephone:	214-969-2783
Facsimile:	214-969-4343

If to a Seller, to the address set forth on such Seller’s signature page hereto.

with a copy to:

Razor Business Strategy Consultants LLC
15851 Dallas Parkway, Suite 725 Addison, Texas 75001
Attention:	Thomas Cole
Telephone:	972-663-1104
Facsimile:	972-663-1304

11.2 Interpretation. When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of

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such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. For purposes of this Agreement: the term “Material Adverse Effect” when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, that is materially adverse to the business, assets (including intangible assets), revenues, financial condition or results of operations of such entity, it being understood that none of the following alone or in combination shall be deemed, in and of itself, to constitute a Material Adverse Effect: (i) changes in general national or regional economic conditions, or (ii) any SEC rulemaking requiring enhanced disclosure of reverse merger transactions with a public shell.

(b) the term “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and all requirements set forth in applicable Company Contracts or material agreement relating to Buyer;

(c) the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity;

(d) the term “knowledge” (including any derivation thereof such as “known” or “knowing”) shall mean the actual knowledge of Sellers, or any facts or circumstances that would be known after due inquiry by a Person holding a comparable office or job with comparable experience or responsibility of any of the foregoing persons.

(e) the term “Lien” means any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest);

(f) the term “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise;

(g) the term “Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York City are authorized or required by law to close.

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(h) the term “Permitted Liens” means (a) liens for current real or personal property taxes not yet due and payable and with respect to which the Company maintains adequate reserves, (b) workers’, carriers’ and mechanics’ or other like liens incurred in the ordinary course of business with respect to which payment is not due and that do not impair the conduct of the business of the Company or its Subsidiary or the present or proposed use of the affected property, and (c) liens that are immaterial in character, amount, and extent and which do not detract from the value or interfere with the present or proposed use of the properties they affect;

(i) the term “Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with U.S. GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Indebtedness of others referred to in clauses (a) through (f) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, and (i) all Indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and

(j) all monetary amounts set forth herein are referenced in United States dollars, unless otherwise noted.

11.3 Counterparts; Facsimile Signatures This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery by facsimile to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

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11.4 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Schedules hereto (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) are not intended to confer upon any other person any rights or remedies hereunder (except as specifically provided in this Agreement).

11.5 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

11.6 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

11.7 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

11.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

11.9 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that Buyer may upon notice to the Company and Sellers assign, in whole but not in part, all of its rights and cause the assumption of all of the obligations under this Agreement to an Affiliate of Buyer able to consummate the transaction contemplated by this Agreement. Subject to the first sentence of this Section 11.9, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

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11.10 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties.

11.11 Extension; Waiver. At any time prior to the Closing, any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

[THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

UNION STREET ACQUISITION CORP.

By:	/s/ A. Clayton Perfall
Name:	A. Clayton Perfall
Title:	President

RAZOR BUSINESS STRATEGY CONSULTANTS LLC

By:	/s/ David Kirwan
Name:	David Kirwan
Title:	Co-President

SELLERS’ REPRESENTATIVES:

By:	/s/ David Kirwan
David Kirwan

By:	/s/ Thomas Cole
Thomas Cole

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[Counterpart Signature Page to Membership Interest Purchase Agreement for the Sellers]

IN WITNESS WHEREOF, the undersigned Seller has caused this Membership Interest Purchase Agreement to be executed as of the date first written above.

SELLER:

David F. Kirwan for Goonbottled Entertainment, Inc.
Print or Type Name of Seller

/s/ David F. Kirwan
Signature of Seller or Authorized Signatory

David F. Kirwan
Print or Type Name and Title of Authorized Signatory

Number of Membership Units Held: 43.36585

Percentage of Membership Interests Held: 43.36585%

Notice Address:

1581 Dallas Parkway Ste 725
Street Address

Addison TX 75001
City State Zip Code

Telecopy No.: (912) 663-1301

Taxpayer Identification Number: 75-290-3708

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[Counterpart Signature Page to Membership Interest Purchase Agreement for the Sellers]

IN WITNESS WHEREOF, the undersigned Seller has caused this Membership Interest Purchase Agreement to be executed as of the date first written above.

SELLER:

Thomas Cole
Print or Type Name of Seller

/s/ Thomas Cole
Signature of Seller or Authorized Signatory

Thomas Cole
Print or Type Name and Title of Authorized Signatory

Number of Membership Units Held: 43.36585

Percentage of Membership Interests Held: 43.36585%

Notice Address:

4220 Colgate
Street Address

Dallas TX 75225
City State Zip Code

Telecopy No.: (972) 663-1304

Taxpayer Identification Number: ###-##-####

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[Counterpart Signature Page to Membership Interest Purchase Agreement for the Sellers]

IN WITNESS WHEREOF, the undersigned Seller has caused this Membership Interest Purchase Agreement to be executed as of the date first written above.

SELLER:

Ray S. Rosenbaum
Print or Type Name of Seller

/s/ Ray S. Rosenbaum
Signature of Seller or Authorized Signatory

Ray S. Rosenbaum
Print or Type Name and Title of Authorized Signatory

Number of Membership Units Held: 5.77877

Percentage of Membership Interests Held: 5.77877

Notice Address:

4408 Staten Island Drive
Street Address

Plano TX 75024
City State Zip Code

Telecopy No.: (972) 663-1107

Taxpayer Identification Number: ###-##-####

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[Counterpart Signature Page to Membership Interest Purchase Agreement for the Sellers]

IN WITNESS WHEREOF, the undersigned Seller has caused this Membership Interest Purchase Agreement to be executed as of the date first written above.

SELLER:

Frank Gorman
Print or Type Name of Seller

/s/ Frank Gorman
Signature of Seller or Authorized Signatory

Frank Gorman, Principal
Print or Type Name and Title of Authorized Signatory

Number of Membership Units Held: 2.88938

Percentage of Membership Interests Held: 2.88938%

Notice Address:

2712 Alexander Court
Street Address

Plano TX 75074
City State Zip Code

Telecopy No.: (972) 663-1308

Taxpayer Identification Number: ###-##-####

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[Counterpart Signature Page to Membership Interest Purchase Agreement for the Sellers]

IN WITNESS WHEREOF, the undersigned Seller has caused this Membership Interest Purchase Agreement to be executed as of the date first written above.

SELLER:

Andara Digital Limited, a Texas Limited Partnership
Print or Type Name of Seller

/s/ John South, Its President
Signature of Seller or Authorized Signatory

John South
Print or Type Name and Title of Authorized Signatory

Number of Membership Units Held: 4.60015

Percentage of Membership Interests Held: 4.60015

Notice Address:

5005 W. Royal Lane Ste 204
Street Address

Irving TX 76053
City State Zip Code

Telecopy No.: (214) 540-3359

Taxpayer Identification Number: 75-294-2655

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SCHEDULE A

SCHEDULE OF SELLERS

Name and Address of Seller	Membership Percentage Interest	Cash Consideration Paid to Seller at Closing*	Stock Consideration Paid to Seller at Closing*	Stock Consideration Placed in Escrow
Goonbottled Entertainment, Inc.	43.36585%	$8,673,170	570,603	171,181
Thomas Cole	43.36585%	$8,673,170	570,603	171,181
Frank Gorman	2.88938%	$577,876	38,018	11,405
Ray Rosenbaum	5.77877%	$1,155,754	76,036	22,811
Andara Digital, Ltd.	4.60015%	$920,030	60,529	18,158

*	Prior to taking into account any adjustments to Purchase Price as set forth in the Agreement

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INDEX OF EXHIBITS AND SCHEDULES

EXHIBITS

EXHIBIT A	-	Form of Employment Agreement
EXHIBIT B	-	Escrow Agreement
EXHIBIT C	-	Opinion of Counsel to Sellers
EXHIBIT D	-	Form of Lock-up Agreement

SCHEDULES

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SCHEDULE 2

COMPANY SCHEDULES

(Information Furnished Separately)

Schedule 2.1	—	Organization and Qualification
Schedule 2.2	—	Subsidiaries
Schedule 2.3	—	Capitalization
Schedule 2.5	—	No Conflict
Schedule 2.6	—	Non-Compliance with Legal Requirements
Schedule 2.7	—	Financial Statements
Schedule 2.8	—	No Undisclosed Liabilities
Schedule 2.9	—	Absence of Certain Changes or Events
Schedule 2.10	—	Litigation
Schedule 2.11	—	Employee Benefit Plans
Schedule 2.13	—	Restrictions on Business Activities
Schedule 2.14	—	Title to Property
Schedule 2.17	—	Suppliers and Customers
Schedule 2.18	—	Taxes
Schedule 2.19	—	Environmental Matters
Schedule 2.20	—	Brokers; Third Party Expenses
Schedule 2.21	—	Intellectual Property
Schedule 2.22	—	Agreements, Contacts and Commitments
Schedule 2.23	—	Insurance
Schedule 2.24	—	Governmental Actions/Filings
Schedule 2.25	—	Interested Party Transactions
Schedule 2.27	—	Bank Accounts

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Schedule 2.28	—	Powers of Attorney

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